Exhibit 2.4

Execution Version

JEFFERIES FINANCE LLC
520 Madison Avenue
New York, New York 10022

CONFIDENTIAL

December 2, 2014

AMENDED AND RESTATED COMMITMENT LETTER

GFI Holdco Inc.
c/o GFI Group Inc.
55 Water St.
New York, NY  10041

Attention: Jim Peers

Re:          Acquisition IDB Business / Project GFI

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance,” “we” or “us”) that GFI Holdco Inc., a Delaware subchapter S corporation (“you” or “NewCo”), a newly formed entity formed by certain existing investors and managers (the “Investors”) of Jersey Partners, Inc. (“JPI”), intends to acquire directly, or indirectly through one or more subsidiaries and pursuant to a series of related transactions, (i) the Inter-dealer Broker business (the “IDB Business”) currently owned by GFI (as defined below), which is to be sold to CME (as defined below) as set forth herein and ultimately acquired by you through your acquisition of all of the outstanding equity interests in GFI Net LLC (“US GFI”) and GFI Holdings Ltd (“Offshore GFI”) and (ii) certain investment assets (the “Investment Holdings”, together with the IDB Business, the “Acquired Business”) currently owned by GFI, which are to be sold to CME as set forth herein and ultimately acquired by you through your acquisition via a newly formed entity (“InvestCo”).  In connection with such acquisition, (a) you intend to form a new foreign entity organized in Bermuda (“Parent”), which in turn will form a new foreign entity organized in Bermuda and indirectly wholly-owned by Parent (“IssuerCo”) and (b) the Investors intend to form a new domestic wholly-owned entity organized in Delaware (“GuaranteeCo”).  You have further advised us that (a) all of the capital stock of GFI held by JPI will be acquired by the Chicago Mercantile Exchange (“CME” or the “Seller”) by means of a merger with a newly formed subsidiary of JPI that will hold all such GFI capital stock (the “JPI Acquisition”), and, as consideration for the JPI Acquisition, the Investors will receive equity interests in CME (the “CME Stock”); (b) simultaneously with or immediately following the JPI Acquisition, all of the issued and outstanding stock of the GFI Group, Inc. (“GFI”), a publicly traded Delaware corporation which is currently owned by JPI and public holders of GFI stock, and which is comprised of, inter alia, the IDB Business, will be acquired by CME (the “GFI Acquisition” and, together with the JPI Acquisition, the “CME Acquisitions”); (c) simultaneously with or immediately following the CME Acquisitions, IssuerCo will purchase the issued and outstanding stock of the US GFI and Offshore GFI from CME (the “Acquisition”) and (d) simultaneously with the Acquisition, the Investors will contribute into GuaranteeCo (the “CME Stock Contribution”) the CME Stock, which shares shall have a value on the date of the Acquisition in an amount of approximately $80.0 million; with GuaranteeCo holding the CME Stock for the term of the Facilities (as defined below).  This Commitment Letter (as defined below) amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter;” as such Original Commitment Letter was amended and restated on November 14, 2014 and as such Original Commitment Letter may have been further amended and restated prior to the date hereof) dated July 30, 2014 (the “Signing Date”), among Jefferies Finance and you, and such Original Commitment Letter (together with the Original Fee Letter (as defined in the Fee Letter), the “Original Debt Financing Letters” and the Debt Financing contemplated by and as defined in the Original Commitment Letter, the “Original Debt Financing”)) shall be of no further force or effect.  Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition (including fees, commissions and expenses) (the “Purchase Price”) and ongoing working capital requirements will be financed from the following sources:

(i)              $225.0 million under a senior secured first lien term loan facility having the terms set forth in Exhibit A hereto (the “First Lien Term Loan Facility”); provided that to the extent you obtain a revolving credit facility prior to the date on which the Marketing Period (as defined below) begins on terms and conditions reasonably satisfactory to us in all material respects, the aggregate principal amount of the First Lien Term Loan Facility shall be reduced on a dollar-for-dollar basis by an amount equal to the aggregate principal amount of the commitments obtained in respect of such revolving credit facility; and this Commitment Letter shall be amended and restated to set forth the terms of such revolving credit facility commitment;

(ii)             up to $95.0 million under a senior secured second lien term loan facility having the terms set forth in Exhibit B hereto (the “Second Lien Term Loan Facility,” and, together with the First Lien Term Loan Facility, the “Facilities”);

(iii)            the assumption by NewCo of certain of GFI’s restricted stock unit obligations (the “Assumed RSUs”) pursuant to the Purchase Agreement (as defined in Exhibit C) in an amount not to exceed $56.0 million (the “RSU Assumption”); and

(iv)            the exchange of certain common equity interests of NewCo or a subsidiary thereof for certain of GFI’s restricted stock unit obligations (the “Exchanged RSUs”) in an amount not to exceed $18.7 million (the “RSU Exchange”).

The transaction described in clauses (i) and (ii) above are referred to as the “Debt Financing” and, together with the Acquisition, the CME Acquisitions, the RSU Assumption, the CME Stock Contribution, the RSU Exchange and the payment of all related fees, commissions and expenses are collectively referred to as the “Transactions.”   You and your subsidiaries are referred to herein as the “Company.”  As used in this Commitment Letter and the Fee Letter (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.             The Commitment.

In connection with the foregoing, Jefferies Finance (either directly or through one of its affiliates) is pleased to advise you of its commitment to provide 100% of the principal amount of the Facilities.

The commitment described in this Section 1 is referred to herein as the “Commitment.”  Our Commitment is on the terms and subject to the conditions set forth in (i) this amended and restated letter

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(including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”), (ii) the amended and restated fee letter between you and us, dated as of the date hereof (the “Fee Letter”) and (iii) the agency fee letter between you and us, dated as of the date hereof (the “Agency Fee Letter”, together with this Commitment Letter and the Fee Letter, the “Debt Financing Letters”), between you and us. The definitive documents relating to the Debt Financing (collectively, the “Definitive Debt Documents”) shall be prepared by our counsel, will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in the Term Sheets and other terms and provisions to be mutually agreed upon, the definitive terms of which will be negotiated in good faith (giving due regard to the operational requirements, size, industries, businesses and business practices of the Borrower and its subsidiaries), and shall be constituent with the terms hereof; provided that, in any event, there shall be no closing condition contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof, on Exhibit A or Exhibit B to this Commitment Letter, in each case under the heading “Conditions Precedent to Initial Borrowing” or on Exhibit C to this Commitment Letter.  Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto.  No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.  Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein, and the parties agree to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter and the Fee Letter it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.

2.             Titles and Roles.  As consideration for the Commitment, you agree that you hereby retain and will cause your affiliates to retain Jefferies Finance or its designee to act as the sole administrative agent, sole collateral agent, sole book-runner, and sole lead arranger for you and your affiliates in connection with the Facilities and no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facilities, unless mutually agreed.

3.             Conditions Precedent.  The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the following conditions: (i) except as disclosed in the IDB Buyer Disclosure Letter (as defined in the Purchase Agreement), since January 1, 2014, there shall not have been a Material Adverse Effect (as defined below), (ii) the Specified Purchase Agreement Representations (as defined below) shall be true and correct as set forth on Exhibit E, (iii) the other conditions expressly set forth in Exhibit A and Exhibit B to this Commitment Letter in each case under the heading “Conditions Precedent to Initial Borrowing,” and (iv) the other conditions referred to on Exhibit C.  In no event shall the commencement or completion of the syndication of the Facilities be a condition to the closing of the Facilities and the making of the initial loans and other extensions of credit thereunder.

For purposes hereof, “Material Adverse Effect” means, with respect to IDB Buyer or the IDB Subsidiaries, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary to perform their obligations under the Purchase Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the IDB Subsidiaries taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which the IDB Subsidiaries operate, (iv) any

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effect arising out of a change in GAAP or Law, (v) the announcement or pendency of the Purchase Agreement and the Transactions or the identity of Seller, other than for purposes of Section 3.4 (No Violations; Consents and Approvals) of the Purchase Agreement, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of GFI Common Stock  (as such term is defined in the Purchase Agreement) on the New York Stock Exchange (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by the IDB Subsidiaries to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after July 30, 2014, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent the IDB Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which the IDB Subsidiaries operate.  Capitalized terms used in this definition of “Material Adverse Effect” have the meaning given to such terms in the Purchase Agreement and the Section references contained in this definition of “Material Adverse Effect” are references to the corresponding Section in the Purchase Agreement.

Notwithstanding anything in the Debt Financing Letters to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the representations and warranties set forth on Exhibit E (collectively, the “Specified Purchase Agreement Representations”) (to the extent set forth on Exhibit E) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth (w) in this Section 3, (x) on Exhibit A to this Commitment Letter under the heading “Conditions Precedent to Initial Borrowing”, (y) on Exhibit B to this Commitment Letter under the heading “Conditions Precedent to Initial Borrowing” or (z) on Exhibit C to this Commitment Letter are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, (y) by the delivery of stock certificates of the Parent and its domestic subsidiaries together with undated stock powers executed in blank or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be perfected within 30 days after the Closing Date (subject to extensions agreed to in writing by the Administrative Agent); provided that, notwithstanding anything to the contrary herein, delivery of the Pledged CME Stock (as defined below) together with undated stock powers executed in blank shall be delivered within 10 days after the Closing Date (or on such later date as the Administrative Agent may agree in its sole discretion).  For purposes hereof, “Specified Representations” means the representations and warranties of the Parent and the Borrower set forth in the Definitive Debt Documents relating to corporate or other organizational existence of the Parent and the Borrower, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents) of the Parent and the Borrower, the due authorization, execution and delivery by and enforceability against the Parent and the Borrower of the applicable Definitive Debt Documents, solvency of the Borrower and its subsidiaries on a consolidated

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basis on the Closing Date after giving effect to the Transactions (consistent with the solvency certificate attached as Schedule A-1 to Exhibit C of this Commitment Letter), no conflicts of the Definitive Debt Documents with their charter documents or material laws, the Federal Reserve margin regulations, compliance with FCPA, the Patriot Act, OFAC/AML and other anti-terrorism laws, the Investment Company Act, status of the Facilities and the related guaranties as senior debt (to the extent applicable), and, subject to permitted liens and the limitations set forth in the prior sentence and creation, validity, perfection and priority of security interests (subject to permitted liens as set forth in the Definitive Debt Documents).  This paragraph shall be referred to herein as the “Certain Funds Provision”.

4.             Syndication.

(a)           We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitment to a syndicate of banks, financial institutions and other entities (which may include Jefferies Finance) identified by us in consultation with you (collectively, the “Lenders”); provided that we will not syndicate to certain banks, financial institutions and other institutional lenders and competitors of the Acquired Business and its subsidiaries that, in each case, have been identified by name in writing to us by you prior to the Signing Date (and, in the case of competitors, from time to time thereafter; provided that this shall not have any retroactive application to assignments made prior to the date such additional competitors are so identified to us in writing) (the “Disqualified Institutions”). Our Commitment shall be reduced dollar-for-dollar as and when corresponding commitments are received from any Lenders; provided that, other than with respect to commitment reductions resulting from your obtaining revolving commitments as set forth above (“Specified Commitment Reductions”), no such reduction shall relieve us of our obligation to fund on the Closing Date the portion of the Commitment so reduced to the extent any Lender fails, upon satisfaction or waiver of all conditions to such Lender making its initial extensions of credit on the Closing Date, to fund its Commitment on the Closing Date; provided, further, that unless you agree in writing, other than with respect to Specified Commitment Reductions, we shall retain exclusive control over the rights and obligations with respect to our Commitment in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.  We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders.  To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitment; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information if not previously provided.

(b)           We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter and you agree to assist us actively (and, in all events, using your commercially reasonable efforts) to complete a timely syndication that is reasonably satisfactory to us until the date that is the earlier of (i) 60 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (such earlier date referred to in clause (i) and (ii), the “Syndication Date”).  Such assistance shall include:

(i)              using commercially reasonable efforts to ensure that our efforts benefit materially from your, the Investors’ and the Acquired Business’ existing lending and investment banking relationships,

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(ii)             direct contact between your senior management, representatives and advisors, on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing direct contact between senior management, representatives and advisors of the Acquired Business and the proposed Lenders on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand),

(iii)            your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing the Acquired Business to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”), and other marketing materials to be used in connection with the syndication of our Commitment (together with the Confidential Information Memorandum, the “Materials”), and

(iv)            the hosting with us of one customary “bank meeting” of prospective Lenders (and any additional customary one-on-one meetings with prospective Lenders deemed reasonably necessary by us) (and you shall use your commercially reasonable efforts to cause senior management or representatives of the Acquired Business to attend all such meetings), in each case at such times and in such places as mutually agreed.

(c)           You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company (including the Acquired Business), their affiliates or any of its or their securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”).  In addition, you agree that, unless specifically labeled “Private — Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation.  You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the Facilities, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Facilities.  If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC”.

(d)           You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions).  Without limiting the foregoing, you authorize, and will obtain contractual undertakings from the Acquired Business to authorize, the use of your and its respective logos in connection with any such dissemination.  Notwithstanding anything in Section 9 to the contrary, you further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place

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for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company (including the Acquired Business) and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5.             Information.  You represent, warrant and covenant that (and, with respect to the Acquired Business, to the best of your knowledge that):

(a)           all information and data other than the Projections and information of a general economic or industry-specific nature (including the Materials, the “Information”) that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives is or will be, when furnished and when taken as a whole, complete and correct in all material respects,

(b)           none of the Information shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

(c)           all projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquired Business and (ii) assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct under those circumstances.

You shall be solely responsible for Information and the Projections, including the contents of all Materials other than any contents relating to us or our respective affiliates.  We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.  You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates and (ii) provide us full access, as reasonably requested, to your officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

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6.             Clear Market.  You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved, provided that such date shall not be earlier than the Closing Date and (b) the date that is 60 days after the Closing Date, you will not, and you will not permit the Acquired Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt, the Acquired Business or any of your or its respective affiliates (other than the Debt Financing contemplated hereby) reasonably likely to adversely affect syndication, including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

7.             Fees and Expenses.  As consideration for the Commitment and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees, expenses and other amounts set forth in the Debt Financing Letters.

8.             Indemnification and Waivers.  As consideration for the Commitment and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.

9.             Confidentiality.  This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter (or the Original Commitment Letter), the Fee Letter (or the Original Fee Letter) nor any of their terms or substance, will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) the existence and contents of this Commitment Letter and the Original Commitment Letter may be disclosed (but not the contents of the Fee Letter or the Original Fee Letter) to rating agencies in connection with their review of the Facilities or the Company, (d) the information contained in this Commitment Letter (and the Original Commitment Letter) (but not that contained in the Fee Letter or the Original Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facilities, and (e) this Commitment Letter (and the Original Commitment Letter) and, if redacted in a manner satisfactory to us, the Fee Letter (and the Original Fee Letter) may be disclosed to the Acquired Business, the Seller and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions.  You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter or the Original Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Facilities.

We agree to maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Acquired Business and/or your respective subsidiaries (“Company Information”), except that Company Information may be disclosed (a) to our and our affiliates’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential), (b) to the extent requested by any regulatory authority, (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process, (d) to any other party to this Commitment Letter or the Original Commitment Letter, (e) in connection with the exercise of any remedies hereunder or under any of the Definitive Debt

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Documentation or any suit, action or proceeding relating to this Commitment Letter, the Original Commitment Letter or any of the Definitive Debt Documentation, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to you and your obligations, (g) with your consent, (h) to prospective lenders, participants or any rating agency or as is otherwise required in connection with the syndication, (i) for purposes of establishing a “due diligence” defense or (j) to the extent such Company Information (1) becomes publicly available other than as a result of a breach of this paragraph by us or (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you; provided, that the disclosure of any such Company Information to Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof.  Any person required to maintain the confidentiality of Company Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Company Information as such person would accord to its own confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the Signing Date and (ii) the date the Definitive Debt Documents are execution and delivery, at which time this paragraph shall be superseded by the relevant terms and provisions therein.

10.          Conflicts of Interest; Absence of Fiduciary Relationship.  You acknowledge and agree that:

(a)           we and/or our affiliates and subsidiaries (including Jefferies Group LLC and its affiliates, the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) our other duties or interests or other duties or interests of another member of the Jefferies Group,

(b)           we and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of the Jefferies Group in entering into any transaction with (for its own accord or otherwise), or in performing services or providing advice to any Third Party.  You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

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(c)           information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d)           neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

(e)           (i) neither we nor any of our affiliates have assumed any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) a full service financial firm and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities for our or its own account in the Company).  With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f)            neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11.          Choice of Law; Jurisdiction; Waivers.  The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation of the definition of “Material Adverse Effect” (and whether a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof CME or any of its affiliates has the right (taking into account any applicable cure provisions) to terminate their obligations under the Purchase Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, in each case shall be governed by,

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and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  To the fullest extent permitted by applicable law, you and we hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above;  provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction.  You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby.  The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12.          Miscellaneous.

(a)           This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b)           You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void).  We may at any time and from time to time assign all or any portion of our Commitment hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of our Commitment hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitment so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitment on the Closing Date.  Any and all obligations of, and services to be provided by, us hereunder (including the Commitment) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion.  Subject to Section 10, you further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters in accordance with Section 9.

(c)           This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

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(d)           The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitment and our obligations hereunder and thereunder.  The Debt Financing Letters supersede all prior understandings and proposals (including the Original Commitment Letter and the Original Fee Letter), whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)           You acknowledge that one or more of our affiliates has been retained as a sell-side financial advisor to GFI (in such capacity, the “Financial Advisor”) in connection with the Transactions.  You agree to any such retention, and not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, (i) the engagement of the Financial Advisor or (ii) us or the Financial Advisor or any of our or its affiliates arranging or providing (or contemplating arranging or providing) financing for a competing bidder and, on the other hand, our relationship with you as described and referred to herein.  You acknowledge that, in its capacity as such, (A) the Financial Advisor may recommend to GFI that GFI not pursue or accept the CME Acquisitions and, as applicable, the other Transactions and (B) the Financial Advisor may possess information about GFI, the Acquired Business, the Acquisition and other potential purchasers and their respective strategies and proposals, but that nonetheless the Financial Advisor shall have no obligation to disclose to you the substance of such information or the fact that it is in possession thereof.  For the avoidance of doubt, nothing in the Debt Financing Letters shall be interpreted or construed to amend, waive or limit the obligations of the Financial Advisor under any agreement and/or arrangement pursuant to which it has been retained by GFI to act in any other capacity.

(f)            Notwithstanding anything in Section 9 to the contrary, you agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(g)           We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party (as defined in Exhibit A hereto), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

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13.          Amendment; Waiver.  This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto.  No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time.  To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14.          Surviving Provisions.  Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall (except for our confidentiality obligations in Section 9, which shall terminate or be superseded by the Definitive Debt Documents as provided therein) survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

15.          Acceptance, Expiration and Termination.  Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on December 2, 2014 (the “Deadline”).  The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time.  Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter and the Agency Fee Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date of termination of the Purchase Agreement in accordance with its terms, (ii) the date on which you or JPI publicly announce that you or JPI have abandoned the pursuit of the Transactions, (iii) the closing of the Acquisition, (iv) the closing of a sale by CME of the IDB Business other than as part of the Transactions, and (v) 11:59 p.m., New York City time, on March 15, 2015 (such earliest date, the “Commitment Termination Date”).

[Remainder of page intentionally blank]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Paul McDonnell
Name: Paul McDonnell
Title: Managing Director

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Accepted and agreed to as of the
date first above written:

GFI HOLDCO INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: Executive Chairman

15

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

The IssuerCo (“you”) hereby agrees (i) to indemnify and hold harmless Jefferies Finance LLC, solely in its capacity as Lender, Arranger, Administrative Agent or in any other capacity as contemplated by the Senior Loan Documents (collectively, “we” or “us”), the Lenders in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies LLC) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact, members, successors, assigns and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Original Commitment Letter, the Original Fee Letter, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, the Original Debt Financing Letters or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting  from or otherwise in connection with any of the foregoing, regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person upon demand at any time and from time to time for all out-of-pocket legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted from (A) the bad faith, gross negligence or willful misconduct of such indemnified person, (B) a material breach of the obligations of such indemnified person or any of such indemnified person’s controlled affiliates under the Debt Financing Letters, the Original Commitment Letter, the Original Fee Letter or (C) any Claim that does not involve or arise from an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any claims against any party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Facilities).  In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing (or the Original Debt Financing) or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing (or the Original Debt Financing) or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise.  In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons  except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted solely and directly from the bad faith, gross negligence or willful misconduct of such indemnified person.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person

Annex B-1

hereunder whether or not such indemnified person is a party to any Debt Financing Letter (or the Original Debt Financing Letters) unless (i) such indemnified person and each other indemnified person from which such indemnified person could have sought indemnification or contribution have given their prior written consent, which may be given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any indemnified person.

If for any reason (other than the bad faith, gross negligence or willful misconduct of an indemnified person as provided above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations.  Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us pursuant to the Fee Letter.  For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equity holders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us under the Fee Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the “Acquiror Group”) or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                In addition, you shall reimburse the indemnified persons for all expenses (including fees and expenses of external counsel), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party.

                The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), the Original Commitment Letter and the Original Fee Letter, (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

*  *  *

Annex B-2

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF FIRST LIEN FACILITIES

Set forth below is a summary of certain of the terms of the First Lien Term Loan Facility and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	IssuerCo (the “Borrower”).

Guarantors

Parent and each of the direct and indirect wholly-owned domestic, Bermuda and United Kingdom subsidiaries (other than (i) the Borrower and any U.S., Bermuda or United Kingdom regulated broker-dealer entity, (ii) any other regulated entity that is prohibited by law from providing such a guarantee and (iii) any other subsidiary to the extent making such entity a guarantor would result in material adverse tax consequences to the Borrower and subject to other exceptions to be mutually agreed upon) (collectively, the “Full-Recourse Guarantors”). In addition, GuaranteeCo shall provide a limited-recourse guarantee, with such recourse limited to foreclosure of the Pledged CME Stock (as defined below) owned by GuaranteeCo and pledged as collateral for the Obligations (to be defined) pursuant to the First Lien Senior Loan Documents (as defined below) and that certain pledge agreement (substantially in the form attached hereto as Exhibit H-1) (the “Limited-Recourse Guarantor” and, with the Full-Recourse Guarantors, the “Guarantors”; with the Borrower and the Guarantors collectively referred to herein as the “Credit Parties”).

Sole Lead Arranger and Sole Book Runner	Jefferies Finance LLC (“Jefferies Finance”) and/or one or more of its designees (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities (which may include Jefferies Finance,

Exhibit A-1

collectively, the “First Lien Lenders” and, together with the Second Lien Lenders (as defined in Exhibit B), the “Lenders”) identified by the Arranger in consultation with the Acquiror.

Closing Date	The date, on or before the date on which the Commitment is terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

First Lien Senior Loan Documents	The Definitive Debt Documents governing or evidencing the First Lien Term Loan Facility are also, collectively, referred to herein as the “First Lien Senior Loan Documents”.

II. Types and Amounts of Facilities

First Lien Term Loan Facility

A 5-year senior secured first lien term loan facility in an aggregate principal amount up to $225.0 million (the “First Lien Term Loan Facility”); provided that to the extent you obtain a revolving credit facility prior to the date on which the Marketing Period (as defined below) begins on terms and conditions reasonably satisfactory to us in all material respects, the aggregate principal amount of the First Lien Term Loan Facility shall be reduced on a dollar-for-dollar basis by an amount equal to the aggregate principal amount of the commitments obtained in respect of such revolving credit facility (the loans thereunder, the “First Lien Term Loans” or the “First Lien Loans”).

The full amount of the First Lien Term Loan Facility (other than any Incremental First Lien Loans (as defined below)) shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.

Maturity and Amortization of First Lien Term Loan Facility

The First Lien Term Loan Facility will mature on the date that is 5 years after the Closing Date and will amortize in quarterly installments in aggregate annual amounts equal to: (i) for the period between the Closing Date and the first anniversary of the Closing Date, 2.50% per annum of the original principal amount of the First Lien Term Loan Facility; and (ii) thereafter, 5% per annum of the original principal amount of the First Lien Term Loan Facility, with the balance payable on the fifth anniversary of the Closing Date.

Incremental First Lien Loans	The Borrower shall have the right at any time after the later of the Closing Date and the Syndication Date to (a)

Exhibit A-2

add an incremental first lien revolving credit facility from willing First Lien Lenders and/or eligible assignees (such new commitments, “Incremental First Lien Revolving Loan Commitments” and such new loans, “Incremental First Lien Revolving Loans”) (provided that, notwithstanding any other provisions set forth herein, to the extent the Borrower shall have established a revolving credit facility prior to the Closing Date, the right to add Incremental First Lien Revolving Loan Commitments shall be limited to obtaining additional commitments in respect of, and on terms and conditions identical to, such existing revolving facility (and shall not, for the avoidance of doubt, include a right to establish additional “sidecar” revolving credit facilities hereunder)) and/or (b) increase the size of the First Lien Term Loan Facility or establish one or more additional term loan facilities from willing First Lien Lenders and/or eligible assignees (such new commitments, “Incremental First Lien Term Loan Commitments” and, together with the Incremental First Lien Revolving Commitments, the “Incremental First Lien Commitments,” and such new loans, “Incremental First Lien Term Loans,” and, together with the Incremental First Lien Revolving Loans, the “Incremental First Lien Loans”), in each case in a minimum amount of at least $10.0 million and in integral multiples of $5.0 million in excess thereof, and up to a maximum aggregate principal amount of (x) $75.0 million plus (y) the lesser of (1) an additional amount such that, after giving pro forma effect thereto, the Total Leverage Ratio (as defined in Exhibit D) at such time shall not exceed the First Lien Leverage Ratio as of the Closing Date (assuming for such purposes that any Incremental First Lien Revolving Loan Commitments are fully drawn), tested as of the last day for the most recent determination period after giving effect to such Incremental First Lien Loans or (2) an additional amount such that, after giving pro forma effect thereto, the Total Leverage Ratio shall not exceed the then-applicable maximum Total Leverage Ratio under the financial covenants (assuming for such purposes that any Incremental First Lien Revolving Loan Commitments are fully drawn), tested as of the last day for the most recent determination period after giving effect to such Incremental First Lien Loans; provided that (i)  there shall be no default or event of default before, or after giving effect to, such Incremental First Lien Commitments and the proposed Incremental First Lien Loans, (ii)  the Borrower shall be in pro forma compliance with each of the financial maintenance covenants, (iii) with respect solely to the establishment of any Incremental First Lien Revolving Loan

Exhibit A-3

Commitments, the Borrower shall make a prepayment of First Lien Term Loans substantially concurrently with such establishment in an aggregate principal amount equal to the lesser of (x) the aggregate principal amount of such Incremental First Lien Revolving Loan Commitments and (y) the amount by which the aggregate principal amount of the First Lien Term Loans funded on the Closing Date exceeds $150.0 million (it being acknowledged and agreed that the aggregate amount required to be prepaid over the life of the First Lien Term Loan Facility pursuant to this clause (iii), when combined with all other amounts required to be prepaid pursuant to the third sub-bullet under “Mandatory Prepayments and Commitment Reductions” below, shall not exceed the amount set forth in clause (y) hereof), (iv) the Incremental First Lien Term Loans shall have a maturity no earlier than the maturity date applicable to the First Lien Term Loan Facility and shall have a weighted average life to maturity no shorter than the weighted average of the First Lien Term Loan Facility, (v) if any Incremental First Lien Term Loans are incurred within 12 months after the Closing Date, the initial yield (to be defined to include all applicable margin, LIBOR floor, upfront fees, original issue discount and similar yield related discounts, deducts or payments) on the Incremental First Lien Term Loans shall be no greater than 0.50% per annum higher than the margin for the First Lien Term Loan Facility unless the margins with respect to the First Lien Term Loan Facility are increased by an amount equal to the difference of (1) the initial yield on the Incremental First Lien Term Loans over (2) the corresponding yield on the existing First Lien Term Loan Facility minus 0.50%, (vi) the representations and warranties shall be true and correct in all material respects (or in all respects if otherwise qualified by “material” or “material adverse effect”) immediately prior to, and after giving effect to, the incurrence of such Incremental First Lien Loans, (vii) the Incremental First Lien Term Loans shall share ratably in any mandatory prepayments of the First Lien Term Loan Facility and in the security and guarantees of the First Lien Term Loan Facility, (viii) the terms of the Incremental First Lien Term Loan Commitments shall be otherwise reasonably satisfactory in all respects to the Administrative Agent, (ix) the terms of the Incremental First Lien Revolving Loans shall be substantially the same as the terms of the Incremental First Lien Term Loans other than the absence of any required amortization, the maturity date not occurring later than the date that is one year prior to the maturity date applicable to the First Lien Term Loans and otherwise to

Exhibit A-4

account for the revolving nature of the Incremental First Lien Revolving Loans; provided further that, notwithstanding anything herein, the aggregate amount of Incremental First Lien Revolving Loan Commitments shall not exceed $50.0 million, (x) notwithstanding anything set forth in clauses (i) or (v) above, to the extent the proceeds of any Incremental First Lien Loans are being used to finance an acquisition, the availability of such Incremental First Lien Loans may be subject to limited conditionality provisions substantially similar to the Certain Funds Provision and (xi) the Incremental First Lien Term Loans provided pursuant to clause (y) above shall not be secured on a first lien basis if the CME Stock Intercreditor Agreement is in effect.

The Administrative Agent shall be permitted to effect such amendments to the First Lien Senior Loan Documents as may be necessary or appropriate to give effect to the foregoing, including conforming amendments (which may be in the form of an amendment and restatement).

The Borrower may seek commitments in respect of the Incremental First Lien Loans from existing First Lien Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become First Lien Lenders in connection therewith (“Additional First Lien Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional First Lien Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional First Lien Lender).

Use of Proceeds

The proceeds of the First Lien Term Loans borrowed on the Closing Date will be used, together with the Second Lien Term Loans, to directly or indirectly finance the Acquisition (including through making intercompany loans), to pay fees and expenses in connection with the foregoing, for general corporate purposes of the Borrower and its subsidiaries not in violation of Regulations T, U and X, for obligations incurred by the Borrower and its subsidiaries in the ordinary course of business and to fund any required OID or upfront fees payable pursuant to Section 2 of the Fee Letter.

The proceeds of Incremental First Lien Loans will be used to finance, in part, Permitted Acquisitions (as

Exhibit A-5

defined below), to pay fees and expenses in the connection with the foregoing, for general corporate purposes of the Borrower and its subsidiaries and for obligations incurred by the Borrower and its subsidiaries in the ordinary course of business.

III. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I hereto.

Optional Prepayments and Commitment Reductions

Optional prepayments of borrowings under the First Lien Term Loan Facility and optional reductions of the unutilized portion of the commitments under the First Lien Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to (i) reimbursement of the First Lien Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) the premium set forth below under the caption “Prepayment Premium”).

Voluntary prepayments of the First Lien Term Loan Facility shall be applied to remaining scheduled amortization payments as directed by the Borrower at the time of the respective payment (or, in the absence of such direction, in the direct order of maturity).

Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the First Lien Term Loans:

(a)   100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the First Lien Senior Loan Documents) by the Parent or any of its subsidiaries or GuaranteeCo (with exceptions to be agreed upon);

(b)   100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Parent or any of its subsidiaries, (or, to the extent of sales of the Pledged CME Stock constituting Collateral (as defined below) GuaranteeCo) (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by the Borrower or any of its subsidiaries), other than (A) (i) certain sales and dispositions previously disclosed to the Administrative Agent, which may consist of intellectual property to the extent such proceeds are applied to the prepayment of the Second Lien Term Loan and (ii) certain other sales and dispositions to

Exhibit A-6

be agreed, (B) sales and dispositions the net cash proceeds of which are reinvested or committed to be reinvested in other assets useful in the business of the Borrower and its subsidiaries within 365 days from the date of receipt of such net cash proceeds (and, if committed to be reinvested but not actually reinvested by the end of such 365-day period, are so reinvested within 180 days of the end of such 365-day period), (C) to the extent such proceeds are from sales of Pledged CME Stock and (D) to the extent such proceeds are from issuance or sale of equity by the Borrower and are applied, at the sole discretion of the Borrower, to the prepayment of the Second Lien Term Loan;

(c)   to the extent you obtain a revolving credit facility after the Closing Date, an amount equivalent to the lesser of (x) the aggregate principal amount of the commitments obtained in respect of such revolving credit facility and (y) the amount by which the aggregate principal amount of the First Lien Term Loans funded on the Closing Date exceeds $150.0 million (it being acknowledged and agreed that the aggregate amount required to be prepaid over the life of the First Lien Term Loan Facility pursuant to this sub-bullet, when combined with all other amounts required to be prepaid pursuant to the corresponding prepayment provision set forth under clause (iii) of the proviso under “Incremental First Lien Loans” above, shall not exceed the amount set forth in clause (y) hereof); and

(d)   50% of Excess Cash Flow (to be defined in the First Lien Senior Loan Documentation, but which will be computed by deducting the amount paid in respect of the RSUs during the applicable excess cash flow period) for each fiscal year of the Borrower (with the first such payment to be due in 2016 with respect to the fiscal year ending December 31, 2015), with step-downs to be agreed upon based on compliance with a maximum leverage ratio to be agreed. Mandatory prepayments from non-U.S. subsidiaries’ Excess Cash Flow will be limited to the extent that repatriation of such prepayments would result in material adverse tax consequences; provided that an amount equal to the portion of Excess Cash Flow that is not used for a mandatory prepayment as a result of such limitation, less the amount of additional taxes that would have been payable or reserved for if such amount had been repatriated,

Exhibit A-7

	shall be applied to prepay the First Lien Term Loans.

All such mandatory prepayments shall be applied without premium or penalty (except (i) as required under the caption “Prepayment Premium” below and (ii) for breakage costs, if any) and shall be applied first, to the next four scheduled installments of principal of the First Lien Term Loan Facility in direct order of maturity and thereafter pro rata to the remaining scheduled installments of principal of the First Lien Term Loan Facility and second, to the Second Lien Term Loan Facility.

Prepayment Premium

Prepayments of the First Lien Term Loan Facility will be subject to the following prepayment premiums (expressed as a percentage of the principal amount of the First Lien Term Loan Facility being prepaid as set forth opposite the relevant period from the Closing Date indicated below):

	Period	Percentages

	Year 1:	103%

	Year 2:	102%

	Year 3:	101%

	Thereafter:	No premium

IV. Collateral and Guarantees

Collateral

Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the First Lien Term Loan Facility and any interest rate or currency hedging obligations or cash management obligations, in each case of the Borrower owed to a First Lien Lender, the Administrative Agent or its respective affiliates or to an entity that was a First Lien Lender, the Administrative Agent or an affiliate of a First Lien Lender or the Administrative Agent at the time of such transaction (“Permitted Secured Hedging/Cash Management Obligations”) will be secured by the following: (i) a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, domestic real property, gold inventory, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note), cash and cash equivalents, deposit and securities accounts (including securities entitlements and related

Exhibit A-8

assets) and all of the equity interests of each Credit Party (other than the Limited-Recourse Guarantor) and each of its respective subsidiaries (including all of the equity interests of the Borrower) (but limited, in the case of a CFC, to 66% of all such voting stock to the extent that the pledge of a greater percentage would result in material adverse tax consequences to the Borrower) (items described above and all proceeds thereof, collectively, the “Term Loan Collateral”) and (ii) subject to the priority set forth in immediately succeeding paragraph, a perfected first priority security interest in all of the CME Stock owned by the Limited-Recourse Guarantor other than the shares of CME Stock with a value on the date of the Acquisition in an amount of $20,000,000 which shall be pledged to Commodore Acquisition LLC to secure certain indemnification obligations assumed by NewCo pursuant to the Purchase Agreement and which shall not be subject to any security interest in favor of the Administrative Agent or any other person (such excluded shares of CME Stock, the “Excluded CME Stock,” and the CME Stock other than the Excluded CME Stock, the “Pledged CME Stock”) (the Pledged CME Stock along with the Term Loan Collateral, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”). Dividends and other cash distributions (other than liquidating distributions) in respect of the Pledged CME Stock shall not be Collateral and may be distributed to the owners thereof at any time.

The obligations of each Credit Party in respect of the First Lien Term Loan Facility will be secured by a perfected first priority security interest in the Collateral; provided that, to the extent the Second Lien Term Loan remains outstanding, the security interests of the First Lien Lenders in respect solely of the Pledged CME Stock shall be junior and subordinate to the security interests of the Second Lien Lenders in respect of such Pledged CME Stock. The obligations of each Credit Party in respect of the Second Lien Term Loan Facility will be secured by a perfected second priority security interest in the Collateral; provided that, solely with respect to the Pledged CME Stock, the security interests of the Second Lien Lenders will be senior to the security interests of the First Lien Lenders in respect of such Pledged CME Stock.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be agreed and any leasehold interests; (ii) motor vehicles and other

Exhibit A-9

assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) letter of credit rights with a value of less than an amount to be agreed (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iv) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority) to the extent and for so long as such law, rule or regulation prohibits such pledge or security interest; (v) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (vi) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower in good faith and notified to the Administrative Agent; (vii) any lease, license or other similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable laws notwithstanding such prohibition; (viii) any asset subject to a purchase money security interest or similar arrangement permitted by the First Lien Senior Loan Documents and deposits for letters of credit permitted by the First Lien Senior Loan Documents; (ix) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (x) voting capital stock in excess of 65% of any first-tier “controlled foreign corporation” within the meaning of Section 957 of the IRS Code (a “CFC”) or Disregarded Domestic Person; (xi) any of the capital stock of a subsidiary of a CFC or a Disregarded Domestic Person; (xii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises,

Exhibit A-10

charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (xiii) “intent-to-use” trademark or service mark applications; (xiv) (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts and (d) fiduciary or trust accounts, and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account (collectively, the “Excluded Accounts”); (xv) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (to the extent such prohibition was entered into in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge; and (xvi) other exceptions to be mutually agreed (the foregoing described in clauses (i) through (xvii) are, collectively, the “Excluded Assets”). In addition, in no event shall (a) notices be required to be sent to account debtors or other contractual third parties prior to the occurrence of an event of default or (b) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to (i) letter of credit rights and commercial tort claims, in each case with a value of less than an amount to be agreed or (ii) real property assets located outside of the United Sates. No Loan Party shall be obligated to grant liens under documents governed by laws other than the United States, Bermuda or United Kingdom law, as applicable.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the First Lien Senior Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind reasonably acceptable to the Administrative Agent).

The Pledged CME Stock shall, on a basis junior to the security interests securing the First Lien Term Loan Facility and the Second Lien Term Loan Facility, secure certain indemnification obligations assumed by NewCo pursuant to the Purchase Agreement (the “CME Junior Lien”), which junior lien will be subject to an intercreditor agreement acceptable to the Administrative Agent, and the Administrative Agent acknowledges that the form of intercreditor agreement substantially in the

Exhibit A-11

form attached hereto as Exhibit F is deemed acceptable to the Administrative Agent (the “CME Stock Intercreditor Agreement”).

Guarantees

Each Guarantor will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in respect of the First Lien Term Loan Facility and, to the extent requested by the Arranger (but excluding in any event obligations under any hedging agreement in respect of Permitted Secured Hedging/Cash Management Obligations that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act if such Guarantor is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act) the Permitted Secured Hedging/Cash Management Obligations (the “Guarantees”); provided, however, notwithstanding the foregoing, the Limited-Recourse Guarantor’s obligations under its guarantee shall be limited to the Pledged CME Stock. Such Guarantees will be in form and substance satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

Any guarantees to be issued in respect of the Second Lien Term Loan Facility shall rank pari passu in right of payment with the obligations under the Guarantees.

Exhibit A-12

V. Certain Intercreditor Arrangements

The liens securing the First Lien Term Loan Facility will be senior in priority to the liens securing the Second Lien Term Loan Facility; provided that, to the extent the Second Lien Term Loan remains outstanding, the security interests of the First Lien Lenders in respect solely of the Pledged CME Stock shall be junior and subordinate to the security interests of the Second Lien Lenders in respect of such Pledged CME Stock. The indebtedness and other obligations under the First Lien Term Loan Facility and the Guarantees will rank pari passu in right of payment with the indebtedness and other obligations under the Second Lien Term Loan Facility and the guarantees thereof. The priority of the security interests and related credit rights and terms of the lien subordination between the First Lien Term Loan Facility and the Second Lien Term Loan Facility will be set forth in an intercreditor agreement (the “Senior Lender Intercreditor Agreement”) on terms and conditions satisfactory to the Administrative Agent and the Lenders in their sole discretion, which, for the avoidance of doubt and without limitation, shall permit the making of optional prepayments of the Second Lien Term Loan Facility in accordance with the terms of the Senior Loan Documents.

VI. Other Provisions

Representations and Warranties

Limited to (to be applicable to the Parent, the Borrower and its subsidiaries and each other Guarantor): organization, status and powers; due authorization, execution, delivery and enforceability of First Lien Senior Loan Documents; no conflicts; accuracy of financial statements, projections and other information; no material adverse effect; ownership of properties; intellectual property; equity interests and subsidiaries; litigation and compliance with laws, rules and regulations (including laws, rules and regulations regulating the Borrower’s and its subsidiaries respective businesses and industries, including, as applicable, the laws, rules and regulations (including regulatory status, registrations and memberships) of the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority (“FINRA”), the U.S. Commodity Futures Trading Commission, the U.S. National Futures Association (or any corresponding foreign regulatory agencies or self-regulatory organizations) and the rules and regulations of any stock exchange and other regulatory matters) and governmental approvals; regulatory status, registrations and memberships held in FINRA, corresponding foreign regulatory agencies or self-regulatory organizations or exchanges;

Exhibit A-13

organizational documents, contractual obligations and material agreements; federal reserve regulations; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; solvency; labor matters; employee benefit plans and ERISA; intercreditor matters; environmental matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); acquisition documents; status of the First Lien Term Loan Facility as senior debt; and anti-terrorism laws, money laundering activities and dealing with embargoed persons (including, without limitation, FCPA, Patriot Act, OFAC/AML and other anti-terrorism and export control laws); subject in the case of each of the foregoing representations and warranties, to exceptions and qualifications including for materiality to be agreed.

The representations and warranties will be required to be made in connection with each extension of credit (subject to the Certain Funds Provision, including the extensions of credit on the Closing Date).

Conditions Precedent to Initial Borrowing:

Subject to the Certain Funds Provision, the initial borrowings and other extensions of credit under the First Lien Term Loan Facility on the Closing Date will be subject only to the conditions precedent set forth in Section 3 of the Commitment Letter, clause (i) of the following paragraph entitled “Conditions Precedent to all Borrowings” and Exhibit C to the Commitment Letter. Notwithstanding the foregoing the amount of the initial borrowings under the First Lien Term Loan Facility, which is required to be funded into escrow in accordance with the terms of the Purchase Agreement, shall be funded into escrow so long as all conditions to the initial borrowing have been satisfied other than (a) with respect to the CME Acquisitions, the filing of and acceptance by the Secretary of State of the State of Delaware of the applicable certificates of merger related thereto and (b) the concurrent consummation of the Acquisition; for the avoidance of doubt, the balance of the initial borrowings and other extensions of credit under the First Lien Term Loan Facility shall be funded to the Borrower subject to the Certain Funds Provision, the conditions precedent set forth in Section 3 of the Commitment Letter, clause (i) of the following paragraph entitled “Conditions Precedent to all Borrowings” and Exhibit C to the Commitment Letter. Such escrowed funds shall be released from escrow in accordance with the terms of the Escrow Agreement (in substantially the form attached hereto as

Exhibit A-14

Exhibit G).

Conditions Precedent to all Borrowings:

Subject, on the Closing Date, to the Certain Funds Provision, each borrowing and extension of credit under the First Lien Term Loan Facility will be subject only to the following conditions precedent: (i) delivery of notice of borrowing; (ii) except with respect to the initial borrowings and other extensions of credit under the First Lien Term Loan Facility on the Closing Date, accuracy of representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); and (iii) except with respect to the initial borrowings and other extensions of credit under the First Lien Term Loan Facility on the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants

Limited to the following (to be applicable to the Parent, the Borrower and its subsidiaries and each other Guarantor): delivery of financial statements, annual budget, reports, accountants’ letters, projections, officers’ certificates and other information; filings with the SEC, monthly net trading revenues, FOCUS reports (or similar reports relating to regulatory capital or similar requirements); notices of default, litigation and other material events; existence; maintenance of business and properties; maintenance of insurance; maintenance of licenses, permits and approvals; payment and performance of obligations and taxes; employee benefits and ERISA; maintaining books and records; access to properties and inspections (to be subject to usual and customary limitations with respect thereto); use of proceeds; compliance with laws, rules and regulations (including the Federal Reserve margin regulations, the rules and regulations of FINRA and other applicable self-regulatory organizations as well as exchanges, environmental laws, the PATRIOT Act and other regulatory matters); environmental reports; additional collateral and additional guarantors; status of the First Lien Term Loan Facility as senior debt; security interests; further assurances, including as to security; information regarding Collateral; annual lender meetings (which may, at the Borrower’s option, be held telephonically); and maintenance of ratings (but not any particular level of ratings); subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be agreed.

Exhibit A-15

Negative Covenants

Limited to the following (to be applicable to the Parent, the Borrower and its subsidiaries and each other Guarantor): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; investments (including acquisitions, loans, etc.), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests (but which shall permit tax distributions whether or not a Default has occurred and is continuing) and other restricted payments (including purchases, prepayments and repayments of junior or unsecured indebtedness (including the Second Lien Term Loans which, for the avoidance of doubt, may, in accordance with clause(b)(A)(i) under the section titled “Mandatory Prepayments and Commitment Reductions,” be prepaid as set forth therein) and deferred compensation obligations (including obligations in respect of the Assumed RSUs, which shall be permitted to be paid unless an Event of Default (to be defined under the First Lien Senior Loan Documents) has occurred and is continuing)); transactions with affiliates; capital expenditures; prepayments, redemptions and repurchases of subordinated indebtedness; modifications of organizational documents, acquisition documents, subordinated debt instruments and certain other documents; limitations on amendments of material contracts; limitations on speculative transactions; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; “dead-dog” covenants applicable to the Parent and the Limited-Recourse Guarantor; no voluntary disposition of the Pledged CME Stock (subject to (i) the exceptions set forth in the “Certain Specified Exceptions” section below and (ii) dividends and distributions received with respect thereto and the rights of the Limited Recourse Guarantor to sell part or all of the Pledged CME Stock to the extent the proceeds of any such sale are pledged to the Administrative Agent on terms and conditions satisfactory to the Administrative Agent); fundamental changes; limitations on accounting changes; changes in fiscal year and fiscal quarter; use of proceeds; no further negative pledges; and anti-terrorism laws, money-laundering activities and dealing with embargoed persons; provided that, notwithstanding anything in the Debt Financing Letters to the contrary, in no event will the negative covenants or any other provision of the Senior Loan Documents apply to the Excluded CME Stock.

Exhibit A-16

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be agreed, and in any event will permit (i) the indebtedness and related liens and guarantees thereof in connection with any revolver obtained to reduce the First Lien Term Loan Facility, which indebtedness and liens shall rank pari passu to the First Lien Term Loan Facility and shall be subject to a usual and customary intercreditor agreement and (ii) intercompany loans provided by Borrower to any of its subsidiaries located in the United Kingdom that are Credit Parties.

The negative covenants will include an available basket amount (the “Available Amount Basket”) that will be built by retained Excess Cash Flow not required to be used to prepay the First Lien Term Loans and proceeds of equity issuances (other than Equity Cure Contributions) that may be used, subject to (i) the absence of any continuing default or event of default, (ii) the achievement of a pro forma ratio to be agreed for permitted acquisitions, certain investments or certain restricted payments and (iii) delivery of an officer’s certificate to the Administrative Agent certifying as to compliance the foregoing.

The Borrower or any subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) no default or event of default shall have occurred and exist after giving pro forma effect to such acquisition and the incurrence or assumption of indebtedness in connection therewith, (b) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition, with the financial covenants in the First Lien Senior Loan Documents recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) the acquired entity or assets are in the same or reasonably related line of business conducted by the Borrower and its subsidiaries on the Closing Date, (d) all actions required to be taken with respect to the providing of guarantees and security interests will be taken within a to-be-determined period of time following the consummation of such acquisition (it being understood and agreed that Permitted Acquisitions with respect to entities or assets organized or located outside of the United States will be limited to an amount to be agreed upon), (e) such Permitted Acquisition is not in connection with a “hostile takeover” or proxy fight or similar transaction, (f) such acquisition and all transactions related thereto are in all

Exhibit A-17

material respects consummated in accordance with applicable laws and (g) with respect to acquisitions that exceed a to-be determined threshold, the Borrower shall have delivered to the Administrative Agent at least 5 business days prior to the closing of the acquisition, (i) a description of the proposed acquisition and for any acquisition in excess of a to-be-determined amount, a due diligence package (excluding third party reports (unless the same are available)), (ii) any executed term sheets and/or letters of intent and copies of executed acquisition purchase documentation, and, at the request of the Administrative Agent, such other information and documents available to the Borrower that the Administrative Agent may reasonably request with respect to such acquisition, and (iii) an officer certificate certifying that all the requirements set forth in clauses (a) through and including (g) have been satisfied or will be satisfied prior to the consummation of such purchase or other acquisition.

Certain Specified Exceptions

The First Lien Senior Loan Documents will contain the following basket to the Restricted Payments covenant as follows:

(a) The Limited-Recourse Guarantor will be permitted to make distributions of the Pledged CME Stock to the Investors (with the liens held by the Lenders on such distributed Pledged CME Stock being released or terminated at the time of such distribution) (each, a “CME Stock Distribution”); provided that (i) to the extent the Pledged CME Stock being distributed pursuant to any CME Stock Distribution is not segregated or readily identifiable from the remaining Pledged CME Stock, such distributed Pledged CME Stock shall be distributed to an affiliate of the Limited Recourse Guarantor, which, for the avoidance of doubt, may be a grantor in respect of the CME Junior Lien, (ii) CME Stock Distributions may not occur more than one time per fiscal year and, if made, shall be made in conjunction and substantially concurrently with the calculation of, and, if so required, prepayment from, Excess Cash Flow in accordance with the paragraph above titled “Mandatory Prepayments and Commitment Reductions” (with the first CME Stock Distribution available to be made in 2016) and (iii) after giving pro forma effect to any CME Stock Distribution, (x) the consolidated Total Leverage Ratio at such time shall not exceed the Total Leverage Ratio as of the Closing Date, (y) subject to adjustment in the case of stock splits, stock dividends and other dilutive events to be agreed, the number of shares of CME Stock required to be retained by the

Exhibit A-18

Limited-Recourse Guarantor shall not be less than the product of (i) the quotient of (1) the quotient of (A) $80.0 million, divided by (B) the price quoted by Bloomberg Information Services at the closing bell for the CME Stock trading on the applicable stock exchange on the trading day immediately prior to the Closing Date, divided by (2) the aggregate principal amount outstanding under the First Lien Term Loan Facility on the Closing Date, times (ii) the aggregate principal amount outstanding under the First Lien Term Loan Facility on the day the CME Stock Distribution is contemplated to occur, and (z) the Fair Market Value of the Pledged CME Stock held by the Limited-Recourse Guarantor after giving effect to any CME Stock Distribution shall be at least 45% of the aggregate principal amount outstanding under the First Lien Term Loan Facility after giving effect to any contemporaneous prepayment, if any, from Excess Cash Flow. For the avoidance of doubt, once distributed there shall be no obligation to re-pledge the Pledged CME Stock or at any time prior to release to provide additional CME Stock as collateral.

For purposes of this section, “Fair Market Value” shall mean, with respect to the CME Stock, at any time of determination, the price quoted by Bloomberg Information Services for such CME Stock trading on the applicable stock exchange; provided, that, for each consecutive day that trading in CME Stock on such stock exchange is suspended, impermissible or otherwise unavailable for any reason (collectively, a “Disruption Event”), for all purposes hereunder the Fair Market Value shall be deemed to be 75% of the applicable Fair Market Value as of close of trading on the day immediately preceding such Disruption Event; provided, further that if a Disruption Event occurs on two or more consecutive Business Days, the Fair Market Value shall be deemed to be such price per share as the Administrative Agent may determine in its sole discretion.

Refinancing First Lien Term Loan Facility:

The First Lien Senior Loan Documents will permit the Borrower to refinance in whole or in part on a dollar-for-dollar basis the First Lien Loans under the First Lien Term Loan Facility (and Incremental First Lien Loans) with new term credit facilities (each a “Refinancing First Lien Term Loan Facility”) or with new revolving facilities (each, a “Refinancing First Lien Revolving Facility” and, together with each Refinancing First Lien Term Loan Facility, the “Refinancing First Lien Facilities”) under the First Lien Senior Loan Documents

Exhibit A-19

with the consent of the Borrower and the Administrative Agent; provided that (i) none of the Refinancing First Lien Facilities (a) matures prior to the final maturity date of the loans being refinanced (or, in the case of a Refinancing First Lien Facility that is secured on a junior basis, or that is unsecured, prior to the date which is 180 days after the longest then-applicable maturity date of then-outstanding loans and revolving credit commitments), and (b) with respect to Refinancing First Lien Facilities consisting of term loans only, has a shorter weighted average life to maturity of the loans being refinanced (or, in the case of a Refinancing First Lien Facility that is secured on a junior basis, or that is unsecured, shorter than the date which is 180 days after the maturity date of then outstanding loans and revolving credit commitments), (ii) with respect to Refinancing First Lien Facilities consisting of revolving loans and commitments, (a) has no mandatory commitment reductions prior to the maturity date of any earlier maturing Incremental First Lien Revolving Loans and (b) all borrowings, prepayments and commitment reductions (other than at final maturity) shall be ratable among the Incremental First Lien Revolving Loans and all other revolving tranches, (iii) any secured Refinancing First Lien Facility: (1) shall be subject to an intercreditor agreement and other reasonably customary documentation on terms reasonably acceptable to the Administrative Agent, (2) shall not be secured by any assets that do not also constitute Collateral for the First Lien Term Loan Facility and (3) may not be secured pursuant to security documentation that is more restrictive to the Borrower than the First Lien Senior Loan Documents; (iv) there are no direct or indirect obligors or guarantors in respect of the Refinancing First Lien Facilities that are not a Credit Party, (v) the principal amount of the Refinancing First Lien Facility does not exceed the principal amount of the debt being refinanced (together with accrued and unpaid interest thereon, any prepayment premiums applicable thereto and reasonable fees and expenses incurred in connection therewith), (vi) there shall be no more than a number of revolving facilities to be mutually agreed outstanding at any one time; provided that drawings, repayments, repayments and commitment reductions thereunder shall be made on a pro rata basis as between such revolving facilities, (vii) the proceeds of any Refinancing First Lien Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata repayment of the outstanding loans under the facility (and to the permanent reduction in commitments of the Incremental First Lien Revolving Loans) being so refinanced, (viii)

Exhibit A-20

the other terms and conditions of the Refinancing First Lien Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or less favorable to, investors providing the Refinancing First Lien Facility than those applicable to the Loan and/or commitments being refinanced (except for covenants or other terms applicable only to periods after the latest final maturity date of the First Lien Loans or commitments (or, in the case of a Refinancing First Lien Facility that is secured on a junior basis, or that is unsecured, no earlier than the date which is 180 days after the latest maturity date) existing at the time of such refinancing), in each case as certified by the chief financial officer of the Borrower in good faith prior to such incurrence or issuance, (ix) the definitive documentation for such Refinancing First Lien Facilities shall contain other customary terms.

Financial Covenants

Limited to a minimum consolidated net worth test, a maximum consolidated First Lien Leverage Ratio, and, until such time as the Second Lien Term Loan Facility is repaid in full, a maximum consolidated Total Leverage Ratio, in each case, (i) with the definitions and applicable levels and ratios to be agreed upon (but to be based on a non-cumulative 30% cushion to the model delivered to the Arranger on September 18, 2014), (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States and (iii) which shall be tested on the last day of any four fiscal quarter period on a trailing 12 month basis and set at levels to be agreed.

The foregoing financial covenants will be tested with respect to the Parent and its subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

Events of Default

Limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; CME Junior Lien holders provide notice to the Collateral Agent, which notice, for the avoidance of doubt, may only be delivered pursuant to the CME Stock Intercreditor Agreement and after the expiration of the Standstill Period (as defined therein), of the CME Junior Lien holders’ intent to commence foreclosure or other similar remedies to monetize their secured interests in the

Exhibit A-21

Pledged CME Stock; bankruptcy and insolvency events; uninsured material judgments; ERISA events; certain regulatory matters and events (including triggering “early warning” net capital reporting (subject to applicable grace periods); disqualification of the Borrowers from owning, whether directly or indirectly, any broker-dealer subsidiary; material regulatory enforcement actions; actual or asserted invalidity or impairment of guarantees, security documents, the Senior Lender Intercreditor Agreement or any other First Lien Senior Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the First Lien Senior Loan Documents) or a material portion of the Collateral; and a “change of control” (to be defined in a manner satisfactory to the Arranger); subject to threshold, notice and grace period provisions to be agreed.

Equity Cure Rights

In the event that the Borrower fails to satisfy the financial covenants, the First Lien Senior Loan Documents will contain certain equity cure rights pursuant to which, subject to the terms and conditions thereof (which shall be satisfactory in all respects to the Administrative Agent), the proceeds of common equity contributions by the Investors to NewCo that are then contributed as common equity by NewCo to Parent that are then contributed as common equity by Parent to the Borrower (“Equity Cure Contributions”) shall be treated on a dollar-for-dollar basis as EBITDA of the Borrower solely for purposes of retroactively curing the default(s) under such financial covenant; provided that (i) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Equity Cure Contributions are made, (ii) no more than five Equity Cure Contributions may be made during the term of the First Lien Term Loan Facility, (iii) the amount of any Equity Cure Contributions in any fiscal quarter shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants as at the end of such fiscal quarter, (iv) any reduction in indebtedness with the proceeds of any Equity Cure Contribution shall be ignored for purposes of determining compliance with financial covenants and (v) all Equity Cure Contributions shall be disregarded for all purposes other than retroactively curing defaults under the financial covenants, including being disregarded for purposes of determining any baskets with respect to the covenants contained in the First Lien Senior Loan Documents.

Exhibit A-22

Voting

Amendments and waivers with respect to the First Lien Senior Loan Documents will require the approval of First Lien Lenders holding an aggregate of more than 50% of the aggregate principal amount of the First Lien Loans including participations and unused commitments under the First Lien Term Loan Facility (the “Required First Lien Lenders”) (with certain amendments and waivers also requiring class votes), except that (i) the consent of each First Lien Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity or any scheduled amortization of any First Lien Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any First Lien Lender’s commitment or (d) modifications to the assignment provisions of the First Lien Senior Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the First Lien Lenders shall be required with respect to (a) reductions of any of the voting percentages or pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales) or (c) assignments by any Credit Party of its rights or obligations under the First Lien Term Loan Facility and (iii) the consent of First Lien Lenders holding not less than 66-2/3% of the aggregate principal amount of the First Lien Loans including unused commitments under the First Lien Term Loan Facility shall be required to modify the Senior Lender Intercreditor Agreement.

Notwithstanding anything to the contrary set forth above, the First Lien Senior Loan Documents shall provide that the Borrower may at any time and from time to time request that all or a portion of any First Lien Loans (and related commitments) of the Borrower be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such loans (and related commitments) (any such loans which have been so converted, “Extended First Lien Loans”) and upon such request of the Borrower, any individual First Lien Lender shall have the right to agree to extend the maturity date of its commitments under any relevant class of the outstanding First Lien Term Loans without the consent of any other First Lien Lender; provided that all such requests shall be made pro rata to all First Lien Lenders within the applicable relevant class and shall be subject to other customary terms regarding mechanics

Exhibit A-23

and pro rata provisions to be mutually agreed. The terms of Extended First Lien Loans shall be substantially similar to the First Lien Loans of the existing class from which they are converted except for maturity, interest rate and certain customary provisions to be mutually agreed.

Assignments and Participations

The First Lien Lenders shall be permitted to assign their loans and commitments under the First Lien Term Loan Facility, subject to the consent of (x) the Administrative Agent, (y) the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the consent of the Borrower shall not be required (i) for an assignment to another First Lien Lender, an affiliate of a First Lien Lender or an “approved fund” (to be defined in the First Lien Senior Loan Documents), or (ii) if a default or event of default has occurred and is then continuing or, (iii) in connection with the primary syndication of the First Lien Term Loan Facility; provided further, that the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within five (5) business days of the date on which such assignment is requested. The First Lien Term Loan Facility shall not be participated or assigned to any natural person, the Borrower or any of their respective affiliates. In the case of partial assignments (other than to another First Lien Lender, an affiliate of a First Lien Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to First Lien Term Loans. Assignments will not be required to be pro rata among the First Lien Term Loan Facility. The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

The First Lien Lenders will be permitted to sell participations in loans and commitments without restriction. Participants shall have the same benefits as the First Lien Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed). Pledges of First Lien Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the First Lien Term Loan Facility only upon request.

The First Lien Senior Loan Documents shall contain customary provisions (as reasonably determined by the Arranger) for replacing non-consenting First Lien

Exhibit A-24

Lenders in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the First Lien Loans and unused commitments under the First Lien Term Loan Facility shall have consented thereto.

In addition, the First Lien Senior Loan Documents shall provide that up to 20% of the original aggregate principal amount of the First Lien Term Loans may be purchased by the Borrower on a non-pro rata basis through Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such First Lien Term Loans acquired by the Borrower shall be retired and cancelled immediately upon acquisition thereof, (ii) the Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of Parent, the Borrower or any of their subsidiaries at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a First Lien Lender’s decision to assign the First Lien Term Loans, (iii) the First Lien Term Loans may not be purchased with the proceeds of loans under the Incremental First Lien Revolving Loans, (iv) no default or event of default shall exist or result therefrom, (v) the Borrower shall have liquidity not less than an amount to be agreed and (vi) any such First Lien Term Loans acquired by the Borrower shall not be deemed a repayment of the First Lien Term Loans for purposes of calculating Excess Cash Flow or otherwise deemed to increase EBITDA.

Defaulting Lenders

The First Lien Senior Loan Documents shall contain customary provisions relating to “defaulting” First Lien Lenders, including the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or First Lien Loans of such First Lien Lenders.

Cost and Yield Protection

Each holder of First Lien Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements,

Exhibit A-25

guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses

The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Arranger associated with the syndication of the First Lien Term Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the First Lien Senior Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of external counsel and consultants and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arranger, any other agent appointed in respect of the First Lien Term Loan Facility and the First Lien Lenders (including the fees, disbursements and other charges of external counsel and consultants) in connection with the enforcement of, or protection and preservation of rights under, the First Lien Senior Loan Documents.

Indemnification

The First Lien Senior Loan Documents will contain customary indemnities (as reasonably determined by the Arranger) for (i) the Arranger, the Collateral Agent, the Administrative Agent and the First Lien Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, gross negligence or willful misconduct of such indemnified person or (B) any claim that does not involve or arise from an act or omission by persons referred to in clauses (i) through (iii) above and that is brought by an indemnified person

Exhibit A-26

against any other indemnified person (other than any claims against any party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Facilities).

Governing Law and Forum	State of New York.

Counsel to the Arranger, the Collateral Agent and the Administrative Agent	Latham & Watkins LLP.

*  *  *

Exhibit A-27

ANNEX A-I TO EXHIBIT A
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the First Lien Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) Adjusted LIBOR plus the Applicable Margin.

The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted LIBOR Loans (as defined below).

As used herein:

“Applicable Margin” means:

(i) 7.50%, in the case of Base Rate Loans and (ii) 8.50%, in the case of Adjusted LIBOR Loans; provided that, in each case, such Applicable Margin shall decrease by 200 basis points (for the avoidance of doubt, without any retroactive effect) upon the repayment of the Second Lien Term Loan, the termination of the Second Lien Lenders’ security interests in the Pledged CME Stock and the elevation of the First Lien lenders security interests in such Pledged CME Stock to a first priority basis.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) solely with respect to the First Lien Term Loans, 2.00%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) solely with respect to First Lien Term Loans, 1.00%.

Interest Payment Dates	With respect to First Lien Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

Annex A-I-1

With respect to First Lien Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period (and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period) and on the applicable maturity date.

Default Rate	Overdue amounts under the First Lien Term Loan Facility shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

*  *  *

Annex A-I-2

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF SECOND LIEN TERM LOAN FACILITY

Set forth below is a summary of certain of the terms of the Second Lien Term Loan Facility and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	IssuerCo (the “Borrower”).

Guarantors	The same Guarantors that guarantee the First Lien Term Loan Facility.

Sole Lead Arranger and Sole Book Runner	Jefferies Finance LLC (“Jefferies Finance”) and/or one or more of its designees (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities (which may include the Arranger, collectively, the “Second Lien Lenders”) identified by the Arranger in consultation with the Borrower.

Closing Date	Same as the closing date under the First Lien Term Loan Facility.

Second Lien Senior Loan Documents

The Definitive Debt Documents governing or evidencing the Second Lien Term Loan Facility are also, collectively, referred to herein as the “Second Lien Senior Loan Documents” (and, together with the First Lien Senior Loan Documents, the “Senior Loan Documents”).

II. Type and Amount of Facility

Second Lien Term Loan Facility	A senior secured second lien term loan facility in an aggregate principal amount up to $95.0 million (the “Second Lien Term Loan Facility”) (the loans thereunder, the “Second Lien Term Loans”).

Exhibit B-1

The full amount of the Second Lien Term Loan Facility shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.

Maturity and Amortization of Second Lien Term Loan Facility

The Second Lien Term Loan Facility will mature on the date that is six (6) years after the Closing Date (the “Second Lien Maturity Date”), with no scheduled amortization. The aggregate outstanding principal amount of Second Lien Term Loans shall be payable on the Second Lien Maturity Date.

Use of Proceeds

The proceeds of the Second Lien Term Loans borrowed on the Closing Date will be used, together with the First Lien Term Loans, to directly or indirectly finance the Acquisition (including through making intercompany loans), to pay fees and expenses in connection with the foregoing, for general corporate purposes of the Borrower and its subsidiaries not in violation of Regulations T, U and X, for obligations incurred by the Borrower and its subsidiaries in the ordinary course of business and to fund any required OID or upfront fees payable pursuant to Section 2 of the Fee Letter.

III. Certain Payment Provisions

Fees and Interest Rate Optional Prepayments

As set forth on Annex B-I hereto.

Subject to the terms of the Senior Lender Intercreditor Agreement (as defined below), optional prepayments of borrowings under the Second Lien Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to (i) reimbursement of the Second Lien Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) the premium set forth below under the caption “Prepayment Premium”).

Voluntary prepayments of the Second Lien Term Loan Facility shall be applied as directed by the Borrower at the time of the respective payment (or, in the absence of such direction, in the direct order of maturity).

Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the Second Lien Term Loans (in the case of (a), (b) and (c), following repayment in full of the First Lien Term Loans):

(a) 100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Second Lien Senior

Exhibit B-2

Loan Documents) by the Parent or any of its subsidiaries or GuaranteeCo (with exceptions to be agreed upon);

(b)   100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Parent or any of its subsidiaries or GuaranteeCo (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by the Borrower or any of its subsidiaries), other than (A) (i) certain sales and dispositions previously disclosed to the Administrative Agent, which may consist of intellectual property to the extent such proceeds are applied to the prepayment of the Second Lien Term Loan and (ii) certain other sales and dispositions to be agreed, (B) sales and dispositions the net cash proceeds of which are reinvested or committed to be reinvested in other assets useful in the business of the Borrower and its subsidiaries within 365 days from the date of receipt of such net cash proceeds (and, if committed to be reinvested but not actually reinvested by the end of such 365-day period, are so reinvested within 180 days of the end of such 365-day period) and (C) to the extent such proceeds are from sales of the Pledged CME Stock;

(c)   50% of Excess Cash Flow (to be defined in the Second Lien Senior Loan Documentation, but which will be computed by deducting the amount paid in respect of the RSUs during the applicable excess cash flow period) for each fiscal year of the Borrower (with the first such payment to be due in 2016 with respect to the fiscal year ending December 31, 2015), with step-downs to be agreed upon based on compliance with a maximum leverage ratio to be agreed. Mandatory prepayments from non-U.S. subsidiaries’ Excess Cash Flow will be limited to the extent that repatriation of such prepayments would result in material adverse tax consequences; provided that an amount equal to the portion of Excess Cash Flow that is not used for a mandatory prepayment as a result of such limitation, less the amount of additional taxes that would have been payable or reserved for if such amount had been repatriated, shall be applied to prepay the Second Lien Term Loans; and

(d)   100% of the net cash proceeds of any sale or issuance of equity by, or capital contribution to, the Parent or any of its subsidiaries, GuaranteeCo or any parent

Exhibit B-3

holding company of Parent.

All such mandatory prepayments shall be applied without premium or penalty (except (i) as required under the caption “Prepayment Premium” below and (ii) for breakage costs, if any) and shall be applied as directed by the Borrower.

Prepayment Premium

Prepayments of the Second Lien Term Loan Facility will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Term Loan Facility as set forth opposite the relevant period from the Closing Date indicated below):

	Period	Percentages

	Year 1:	101%

	Thereafter:	No premium

IV. Collateral and Guarantees

Collateral

The obligations of each Credit Party in respect of the Second Lien Term Loan Facility will be secured by a perfected second priority security interest in the Collateral; provided that, solely with respect to the Pledged CME Stock, the security interests of the Second Lien Lenders will be senior to the security interests of the First Lien Lenders in respect of such Pledged CME Stock owned by GuaranteeCo and shall be pledged as collateral for the Obligations (to be defined) owing to the Second Lien Lenders pursuant to the Second Lien Senior Loan Documents and that certain pledge agreement (substantially in the form attached hereto as Exhibit H-2).

The Pledged CME Stock shall, on a basis junior to the security interests securing the First Lien Term Loan Facility and the Second Lien Term Loan Facility, secure certain indemnification obligations assumed by NewCo pursuant to the Purchase Agreement (the “CME Junior Lien”), which junior lien will be subject to an intercreditor agreement acceptable to the Administrative Agent, and the Administrative Agent acknowledges that the form of intercreditor agreement substantially in the form attached hereto as Exhibit F is deemed acceptable to the Administrative Agent (the “CME Stock Intercreditor Agreement”).

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in

Exhibit B-4

respect of the Second Lien Term Loan Facility (the “Guarantees”); provided, however, notwithstanding the foregoing, the Limited-Recourse Guarantor’s obligations under its guarantee shall be limited to the Pledged CME Stock. Such Guarantees will be in form and substance satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

V. Certain Intercreditor Arrangements

The liens securing the Second Lien Term Loan Facility will be junior in priority to the liens securing the First Lien Term Loan Facility; provided that, solely with respect to the Pledged CME Stock, the security interests of the Second Lien Lenders will be senior to the security interests of the First Lien Lenders in respect of such Pledged CME Stock. The indebtedness and other obligations under the Second Lien Term Loan Facility and the Guarantees will rank pari passu in right of payment with the indebtedness and other obligations under the First Lien Term Loan Facility and the guarantees thereof. The priority of the security interests and related credit rights and the terms of the lien subordination between the First Lien Term Loan Facility and the Second Lien Term Loan Facility will be set forth in an intercreditor agreement (the “Senior Lender Intercreditor Agreement”) on terms and conditions satisfactory to the Administrative Agent and the Lenders in their sole discretion, which, for the avoidance of doubt and without limitation, shall permit the making of optional prepayments of the Second Lien Term Loan Facility in accordance with the terms of the Senior Loan Documents.

VI. Other Provisions

Representations and Warranties	The representations and warranties shall be substantially similar to those representations and warranties contained in the First Lien Senior Loan Documents.

Conditions Precedent to Initial Borrowing:

Subject to the Certain Funds Provision, the initial borrowings and other extensions of credit under the Second Lien Term Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, the delivery of notice of borrowing and Exhibit C to the Commitment Letter.

Notwithstanding the foregoing, the aggregate amount funded of the initial borrowings under the Second Lien Term Loan Facility, which is required to be funded into escrow in accordance with the terms of the Purchase Agreement, shall be funded into escrow so long as all conditions to the initial borrowing have been satisfied

Exhibit B-5

other than (a) with respect to the CME Acquisitions, the filing of and acceptance by the Secretary of State of the State of Delaware of the applicable certificates of merger related thereto and (b) the concurrent consummation of the Acquisition; for the avoidance of doubt, the balance of the initial borrowings and other extensions of credit under the Second Lien Term Loan Facility shall be funded to the Borrower subject to the Certain Funds Provision, the conditions precedent set forth in Section 3 of the Commitment Letter, delivery of notice of borrowing and Exhibit C to the Commitment Letter. Such escrowed funds shall be released from escrow in accordance with the terms of the Escrow Agreement (in substantially the form attached hereto as Exhibit G).

Affirmative Covenants	The affirmative covenants shall be substantially similar to those affirmative covenants contained in the First Lien Senior Loan Documents.

Negative Covenants

The negative covenants shall be substantially similar to those negative covenants contained in the First Lien Senior Loan Documents, except that the “baskets” for the negative covenants under the Second Lien Senior Loan Documents will be sized with an additional 20% cushion above the cushions applicable to the correlative “baskets” under the First Lien Senior Loan Documents.

Financial Covenants

Limited to maximum consolidated Total Leverage Ratio and a minimum consolidated net worth test, with the covenant levels for the financial maintenance covenants under the Second Lien Senior Loan Documents sized with an additional cushion of 20% of the cushion applicable to the levels in the First Lien Senior Loan Documents.

Events of Default

Customary for facilities and transactions of this type and limited to: nonpayment of principal when due; nonpayment of interest, fees or other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default (with a grace period to be agreed for defaults under the First Lien Term Loan Facility) and cross-acceleration; CME Junior Lien holders provide notice to the Collateral Agent, which notice, for the avoidance of doubt, may only be delivered pursuant to the CME Stock Intercreditor Agreement and after the expiration of the Standstill Period (as defined therein), of the CME Junior Lien holders’ intent to commence foreclosure or other similar remedies to monetize their secured interests in the Pledged CME Stock; bankruptcy and insolvency events; uninsured material judgments; ERISA events; certain regulatory matters and events (including triggering “early warning”

Exhibit B-6

net capital reporting (subject to applicable grace periods); disqualification of the Borrowers from owning, whether directly or indirectly, any broker-dealer subsidiary; material regulatory enforcement actions; actual or asserted invalidity or impairment of guarantees, security documents, the Senior Lender Intercreditor Agreement, security documents or any other Second Lien Senior Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Second Lien Senior Loan Documents) or a material portion of the Collateral; and a “change of control” (to be defined in a manner satisfactory to the Arranger and with due regard to the repayment of the Second Lien Term Loan Facility); subject to threshold, notice and grace period provisions to be agreed.

Equity Cure Rights

The Second Lien Senior Loan Documents will contain provisions for equity cure contributions substantially similar to those provisions for Equity Cure Contributions contained in the First Lien Senior Loan Documents.

Voting

The Second Lien Senior Loan Documents will contain provisions for amendments and waivers substantially similar to those provisions for amendments and waivers contained in the First Lien Senior Loan Documents.

Assignments and Participations

The Second Lien Senior Loan Documents will contain provisions for assignments of and participations in the Second Lien Term Loans substantially similar to those provisions for assignments of and participations in the First Lien Term Loans contained in the First Lien Senior Loan Documents.

Cost and Yield Protection

The Second Lien Senior Loan Documents will contain provisions for cost and yield protection substantially similar to those provisions for cost and yield protection contained in the First Lien Senior Loan Documents.

Expenses and Indemnification

The Second Lien Senior Loan Documents will contain provisions for expenses and indemnification substantially similar to those provisions for expenses and indemnifications contained in the First Lien Senior Loan Documents.

Governing Law and Forum	State of New York.

Counsel to the Arranger, the Collateral Agent and the Administrative Agent	Latham & Watkins LLP.

Exhibit B-7

*  *  *

Exhibit B-8

ANNEX B-I TO EXHIBIT B
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Second Lien Term Loans bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) Adjusted LIBOR plus the Applicable Margin;

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR Loans (as defined below).

As used herein:

“Applicable Margin” means, during the first year of the Second Lien Term Loan Facility, (i) 11.50%, in the case of Base Rate Loans and (ii) 12.50%, in the case of Adjusted LIBOR Loans and, thereafter, (x) 14.00%, in the case of Base Rate Loans and (ii) 15.00%, in the case of Adjusted LIBOR Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) solely with respect to the Second Lien Term Loans, 2.00%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) solely with respect to Second Lien Term Loans, 1.00%.

Interest on the Second Lien Term Loans will be payable by adding such interest to the principal amount of the Second Lien Term Loans.

Interest Payment Dates	With respect to Second Lien Term Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

Exhibit B-1

With respect to Second Lien Term Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period (and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period) and on the applicable maturity date.

Default Rate	Overdue amounts under the Second Lien Term Loan Facility shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

*  *  *

Exhibit B-2

EXHIBIT C TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit C have the meanings assigned to them elsewhere in this Commitment Letter.  The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities are conditioned solely upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, the other conditions set forth in Exhibit A and Exhibit B to this Commitment Letter in each case under the heading “Conditions Precedent to Initial Borrowing” and those conditions below.  For purposes of this Exhibit C, references to “we”, “us” or “our” means Jefferies Finance and its affiliates.

GENERAL CONDITIONS

1.             Concurrent Financings.  The CME Stock shall have been, or will be concurrently with or immediately following the borrowing of the Term Loans, contributed to the Limited-Recourse Guarantor, the Assumed RSU obligations shall have been, or will be concurrently with or immediately following the borrowing of the Facilities, assumed, the RSU Exchange shall have taken, or will be concurrently with or immediately following the borrowing of the Term Loans will take, place, which together with the proceeds on the Closing Date from the Debt Financing, shall be sufficient to pay the Purchase Price and all related fees, commissions and expenses.  The Senior Loan Documents shall be prepared by our counsel, shall be consistent with the Debt Financing Letters and Exhibit A, Exhibit B and this Exhibit C, shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent and shall be in form and substance reasonably satisfactory to us.  The Collateral Agent for the First Lien Lenders, for the benefit of the First Lien Lenders under the First Lien Term Loan Facility and the other secured parties thereunder, shall have been granted perfected first priority security interests in all assets (other than the Excluded CME Stock) of the Credit Parties (subject to (i) permitted liens and (ii) the Pledged CME Stock, which shall be pledged to the First Lien Lenders on a second priority basis, in each case as set forth in the First Lien Senior Loan Documents) to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral” and, the Collateral Agent for the Second Lien Lenders, for the benefit of the Second Lien Lenders under the Second Lien Term Loan Facility, shall have been granted perfected second priority security interests in all assets (other than the Excluded CME Stock) of the Credit Parties (subject to (i) permitted liens and (ii) the Pledged CME Stock, which shall be pledged to the Second Lien Lenders on a first priority basis, in each case as set forth in the Second Lien Senior Loan Documents) to the extent described in Exhibit B to this Commitment Letter under the caption “Collateral”, in each case in form and substance reasonably satisfactory to the Arranger; provided that this condition is subject to the Certain Funds Provisions.

2.             Transactions.  The Transactions (including, without limitation, the CME Acquisitions, the Acquisition, the RSU Assumption, the RSU Exchange and the CME Stock Contribution) shall have been consummated or will be consummated concurrently with or immediately following the borrowing of the First Lien Term Loans and the Second Lien Term Loans and GFI Net LLC and GFI Holdings Ltd shall have become wholly-owned subsidiaries of the Borrower.  The executed Purchase Agreement among IssuerCo, Commodore Acquisition LLC, a Delaware limited liability company, CME Group Inc., a Delaware corporation (solely for purposes of Article IX therein), Jersey Partners Inc., a New York corporation (solely for purposes of Article IX therein), and New JPI Inc., a Delaware corporation (solely for purposes of Article IX therein), dated as of July 30, 2014 (together with the annexes, schedules, exhibits and attachments thereto and as amended by Amendment No. 1 to Purchase Agreement, dated December 2, 2014, by and among Commodore Acquisition LLC, IssuerCo, CME Group Inc., Jersey Partners Inc. and New JPI Inc., the “Purchase Agreement”), among, inter alia, you and the Seller therein shall be in form and substance reasonably acceptable to the Arranger (it being agreed that the Purchase

Exhibit C-1

Agreement is reasonably acceptable to the Arranger) and the Purchase Agreement shall not have been amended or modified and no waiver thereof or any consent thereunder shall have become granted in any manner materially adverse to the interests of the First Lien Lenders, the Second Lien Lenders or the Arranger in their respective capacities as such without the consent of the Arranger (it being understood and agreed that (1) any change in the provisions of the Purchase Agreement that determine the amount of the consideration to be paid on the Closing Date which results in a change in the consideration to be paid on the Closing Date shall be deemed to be adverse to the interests of the First Lien Lenders, the Second Lien Lenders and the Arrangers; provided that any such change resulting in any (i) increase in the consideration to be paid on the Closing Date shall be deemed to be materially adverse to the First Lien Lenders, the Second Lien Lenders and the Arrangers unless paid from (1) the proceeds of cash common equity issued by NewCo or (2) the proceeds of the First Lien Term Loan Facility and/or the Second Lien Term Loan Facility and (ii) decrease in the consideration to be paid on the Closing Date shall be deemed to be materially adverse to the First Lien Lenders, the Second Lien Lenders and the Arrangers unless utilized to reduce the Facilities on a dollar-for-dollar basis, with all reductions being applied to the Second Lien Term Loan Facility first and then to the First Lien Term Loan Facility (2) any change to the definition of “Material Adverse Effect” or any similar definition shall be deemed to be materially adverse to the interests of the First Lien Lenders, the Second Lien Lenders and the Arranger, (3) any waiver of the obligation to obtain Specified Approvals (as defined below) shall be deemed to be materially adverse to the First Lien Lenders, the Second Lien Lenders and the Arranger and (4) any modifications to any of the provisions relating to any Administrative Agent’s or any Collateral Agent’s, the Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement shall be deemed to be materially adverse to the interests of the First Lien Lenders, the Second Lien Lenders and the Arranger) and the Acquisition shall be consummated in accordance with the Purchase Agreement (as amended or waived to the extent permitted above).  “Specified Approval” means the approvals listed on Schedule 1 hereto.

3.             Existing Debt.  After giving effect to the Transactions, the Company shall have outstanding no indebtedness evidenced by loans, notes, bonds, debentures, letters of credit, capital leases or any preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing, and (ii) indebtedness permitted to remain outstanding pursuant to the terms of the Purchase Agreement and such other limited indebtedness as may be agreed to by us.

4.             Financial Information; Financial Performance.  We shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the GFI for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income or operations (as applicable), stockholders’ equity and cash flows of GFI for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (C) unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income or operations (as applicable) (but not a pro forma statement of cash flows) of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income or operations (as applicable)) and (D) projections (including the assumptions on which such projections are based) for the Company for fiscal years 2014 through and including 2019.  We hereby acknowledge receipt of the financial statements in the foregoing clause (A) for the fiscal years ended December 31, 2013, 2012 and 2011 and the financial statements in

Exhibit C-2

the foregoing clause (B) for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

5.             Information; Cooperation; Marketing Period.  (A) The Arranger shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days (excluding November 26, 2014 through November 30, 2014) prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date), commencing on the first date on which (i) the Arranger shall have received each of the financial statements required to be delivered pursuant to clauses (B), (C) and (D) of Paragraph 4 above and (ii) the Arranger shall have received the information required to be delivered under Section 4(b)(iii) of the Commitment Letter for the preparation of the Confidential Information Memorandum; provided, that, if the Marketing Period shall not have ended prior to December 19, 2014, it shall not commence prior to January 5, 2015.

6.             Performance of Obligations.  All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters payable to us, the Lenders or any of our or their respective affiliates shall have been paid to the extent due; provided that all expenses shall have been invoiced at least two (2) business days prior to the Closing Date.  The Specified Representations shall be true and correct in all material respects on the Closing Date and the Specified Purchase Agreement Representations shall be true and correct as set forth on Exhibit E.

7.             Customary Closing Documents.  All customary documents required to be delivered under the Senior Loan Documents, including lien, litigation and tax searches and customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered.  Without limiting the foregoing, you shall have delivered (a) at least three business days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, but only to the extent requested at least ten days prior to the Closing Date, (b) a certificate from the chief financial officer of the Borrower in the form attached as Schedule A hereto certifying that the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions are solvent and (c) each required Form G-3 (Purpose Statement Form for non-bank lenders).

Exhibit C-3

SCHEDULE A TO EXHIBIT C

TO COMMITMENT LETTER

FORM OF SOLVENCY CERTIFICATE

Reference is made to (i) that certain First Lien Credit Agreement (the “First Lien Credit Agreement”) dated as of [•], by and among the Borrower, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent and collateral agent and the other parties thereto and (ii) that certain Second Lien Credit Agreement (the “Second Lien Credit Agreement,” and, together with the First Lien Credit Agreement, the “Credit Agreements”) dated as of [•], by and among the Borrower, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent and collateral agent and the other parties thereto.  Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreements.  The undersigned, [•], Chief Financial Officer of GFI Brokers Holdco Ltd., a Bermuda limited liability company (the “Borrower”), solely in his capacity as Chief Financial Officer of the Borrower and not in any individual capacity, does hereby certify pursuant to Section [    ] of the First Lien Credit Agreement and Section [    ] of the Second Lien Credit Agreement as follows:

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans on the Closing Date:

1.              The fair value of the properties of the Borrower and its Subsidiaries, taken as a whole, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise;

2.              The present fair saleable values of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

3.              The Borrower and its Subsidiaries, taken as a whole, will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

4.              The Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

5.              The Borrower has not incurred (by way of assumption or otherwise) any obligation or liability (contingent or otherwise) under the Senior Loan Documents with actual intent to hinder, delay or defraud either present or future creditors of the Borrower and its Subsidiaries or any of their affiliates, as case may be;

6.              In reaching the conclusions set forth in this Certificate, the undersigned has considered such facts, circumstances and matters as the undersigned has deemed appropriate and has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower after consummation of the Transactions.

Schedule A-1

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with the making of the Loans pursuant to the Credit Agreements.

By:
Name:
Title:	Chief Financial Officer

Schedule A-2

EXHIBIT D TO COMMITMENT LETTER

CERTAIN DEFINITIONS

“Consolidated Capital” means, as of any date of determination, the aggregate of consolidated shareholders’ equity and preferred equity of Parent and its subsidiaries as of that date determined in accordance with GAAP, excluding (i) adjustment for the same extraordinary and other non-recurring gains and losses and (ii) any amortization related to signing bonuses, any amortization related to any forgivable loan made in lieu of or for the same purpose as a signing bonus and any amortization related to restricted stock awards, which are  contemplated in “Consolidated EBITDA”.

“Consolidated EBITDA” shall mean, for any period, for Parent and its subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income (excluding extraordinary and other non-recurring gains and losses and interest income) for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by IssuerCo and its Subsidiaries for such period and (iii) the amount of depreciation and amortization expense (including any amortization related to signing bonuses, any amortization related to any forgivable loan made in lieu of or for the same purpose as a signing bonus and any amortization related to restricted stock awards) for such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of Parent and its subsidiaries on a consolidated basis.

“Consolidated Interest Charges” shall mean, for any period, for Parent and its subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of Parent and its subsidiaries in connection with indebtedness (including capitalized interest and other fees and charges incurred under any asset securitization program) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP; plus (ii) the portion of rent expense of Parent and its subsidiaries with respect to such period under capital leases or synthetic leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Parent and its subsidiaries on a consolidated basis, the net income of Parent and its subsidiaries for that period.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of  (i) Consolidated Funded Indebtedness comprising the First Lien Term Loan Facility and any other Consolidated Funded Indebtedness secured on a pari passu basis therewith as of such date to (ii) Consolidated EBITDA for the four fiscal quarters most recently ended.

“Funded Indebtedness” shall mean, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) all purchase money indebtedness; (iii) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (iv) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including without limitation, any earn out obligations; (v) with respect to capital leases and synthetic leases, the capitalized amount thereof that would appear on a balance sheet of such person prepared in accordance with GAAP as it existed as of

Exhibit D-1

December 31, 2013; (vi) with respect to securitization transactions, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, (vii) all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the maturity date of the Facilities; (viii) Indebtedness of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed; (ix) all guarantees with respect to Indebtedness of the types specified in clauses (i) through (viii) above of another person; and (x) all Indebtedness of the types referred to in clauses (i) through (ix) above of any partnership or joint venture for which such person is liable for all of the obligations of such joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or joint venturer, except to the extent such indebtedness is expressly made non-recourse to such person.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated EBITDA for the four fiscal quarters most recently ended.

Exhibit D-2

EXHIBIT E TO COMMITMENT LETTER(1)

SPECIFIED PURCHASE AGREEMENT REPRESENTATIONS

On the Closing Date the following representations and warranties (i) other than with respect to the representations and warranties with respect to Section I.A., Section I.B., Section I.C.(a)(i), Section I.D., Section I.E. and Section III (collectively, the “Identified Representations”), made as if none of the such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct as if made on such date (except to the extent that they expressly relate to an earlier date in which case they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect; provided that in making such determination, no event that occurred on or prior to December 31, 2013 may be used as the basis for any inaccuracy of such representation or warranty as a result of the occurrence of a Material Adverse Effect unless GFI had knowledge of such event as of December 31, 2013 and such event was not (1) disclosed in the IDB Buyer Disclosure Letter (as defined below) or (2) disclosed in the GFI SEC Documents (as defined in the Purchase Agreement) filed with the SEC (as defined in the Purchase Agreement) pursuant to the Exchange Act (as defined in the Purchase Agreement) since January 1, 2014 and at least three Business Days prior to the date of the Purchase Agreement, and (ii) with respect to the Identified Representations, shall be true and correct in all material respects.

I.                                        Specified Purchase Agreement Reps by IDB Buyer(2)

Except as (i) set forth in the corresponding Sections or Subsections of a disclosure letter delivered to Seller by IDB Buyer prior to the execution of the Purchase Agreement (the “IDB Buyer Disclosure Letter”) (it being understood that all references to the IDB Buyer Disclosure Letter in this Exhibit E shall be the IDB Buyer Disclosure Letter dated July 30, 2014) (it being agreed that disclosure of any item in any Section or Subsection of IDB Buyer Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 3.7(b) (Absence of Certain Changes) of the Purchase Agreement, which shall not be subject to or qualified by the information set forth in any Section or Subsection of the IDB Buyer Disclosure Letter other than Section 3.7(b) (Absence of Certain Changes) thereof)), or (ii) solely with respect to Sections 3.6 through 3.10(a), disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of the Purchase Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors”  or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, IDB Buyer represents and warrants as follows:

A.                                    IDB Subsidiaries. [Section 3.2 of Purchase Agreement]

(a)       Section 3.2(a) of IDB Buyer Disclosure Letter sets forth (i) the IDB Subsidiaries, (ii) the number of authorized, allotted, issued and outstanding Securities of each IDB Subsidiary, (iii) each IDB Subsidiary’s jurisdiction of incorporation or organization and (iv) the location

(1)         The reps made “as of the date hereof” will be conformed to the date to which such representations apply under the applicable transaction documents.

(2)         Capitalized terms used in this section of “Specified Purchase Agreement Reps by Buyer” have the meaning given to such terms in the Purchase Agreement unless otherwise defined herein.

Exhibit E-1

of each IDB Subsidiary’s principal executive offices.  Each IDB Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted.  Each IDB Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b)       Following the GFI Mergers and immediately prior to the Closing,  Seller shall be, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each IDB Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities other than those imposed under federal or state securities laws).  All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights).

(c)       There are no preemptive or similar rights on the part of any holder of any class of Securities of any IDB Subsidiary. No IDB Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of any IDB Subsidiary on any matter submitted to such holders of Securities.  There are no other outstanding Equity Rights with respect to the Securities of any IDB Subsidiary.  There are no outstanding contractual obligations of any IDB Subsidiary to repurchase, redeem or otherwise acquire any Securities of any IDB Subsidiary.  There are no proxies, voting trusts or other agreements or understandings to which any IDB Subsidiary is a party or is bound with respect to the voting of the Securities of any IDB Subsidiary.

B.                                    Authorization. [Section 3.3 of Purchase Agreement]

(a)       IDB Buyer has all requisite corporate or similar power and authority to execute and deliver the Purchase Agreement, to perform its obligations thereunder and to consummate the Transactions.  The execution, delivery and performance of the Purchase Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or similar action, and no other corporate or similar proceedings on the part of IDB Buyer are necessary for it to authorize the Purchase Agreement or to consummate the Transactions.  The Purchase Agreement has been duly and validly executed and delivered by IDB Buyer and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of IDB Buyer, enforceable against IDB Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C.                                    No Violations; Consents and Approvals. [Section 3.4 of the Purchase Agreement]

(a)       The execution and delivery of the Purchase Agreement by each of IDB Buyer, JPI and New JPI does not, and the consummation by each of IDB Buyer, JPI, New JPI, the IDB Subsidiaries and the Seller Retained Subsidiaries of the Transactions will not: (i) conflict with any provisions of the Constituent Documents of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiaries; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 1.1(a) of the Purchase Agreement (Consents and

Exhibit E-2

Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary is a party or by which IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien upon any properties or assets of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary or (v) cause the suspension or revocation of any IDB Permit or any material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of IDB Buyer’s, JPI’s, New JPI’s and the Seller Retained Subsidiaries’ respective businesses or ownership of their respective assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have a Material Adverse Effect.

D.                                    Brokers.  [Section 3.16 of the Purchase Agreement]

(a)       No Person, other than the Lenders in their capacity as such, is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary.

E.                                     Financial Statements.

(a)       The IDB Subsidiaries’ financial statements for the fiscal year ended December 31, 2013 that are included in the Quality of Earnings Report, dated July 2, 2014 (the “QOE Report”), (i) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein.

(b)       The IDB Subsidiaries’ consolidated balance sheets (including the related notes) included in the QOE Report present fairly in all material respects the consolidated financial position of the IDB Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in the QOE Report present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of the IDB Subsidiaries for the respective periods indicated, except as otherwise noted therein.

F.                                      Title to Properties; Assets/Services.

(a)       The IDB Subsidiaries have good title to, or a valid leasehold interest in, each of their respective material assets reflected in the Financial Statements or material for use in the ordinary course of business in the I Business, free and clear of any Lien, except for Permitted Liens, except for defects in title as would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the assets and properties (whether real or personal, tangible or intangible) owned or leased by the IDB Subsidiary constitute all of the assets and properties necessary to operate the I Business.  Except as would not reasonably be expected to result in a Material Adverse Effect, the equipment and other tangible assets owned or leased by the IDB Subsidiaries are, in each case, (i) adequate for the conduct of the I Business in the ordinary course of business, and (ii) in good operating condition (subject to normal wear and tear),

Exhibit E-3

have been maintained in accordance with prudent industry practice and are not subject to any material replacement costs.

(b)       Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each lease or sublease (each, a “Lease”) under which the IDB Subsidiaries lease or sublease any real property is valid and in full force and effect and (ii) none of the IDB Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and none of the IDB Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease.

II.                                   Certain Closing Date IDB Subsidiary Representations by IDB Buyer(3)

A.                                    Assets and Liabilities.  [Section 3.5(b), (d) of Purchase Agreement.]

Except as would not reasonably be expected to result in a Material Adverse Effect, immediately following the consummation of the Transactions and after giving effect thereto:

(a)       the IDB Subsidiaries will not require any assets, properties or rights of the Seller Retained Businesses to conduct and operate the IDB Business in the manner as currently conducted by GFI and its Subsidiaries or currently proposed to be conducted by IDB Buyer; and

(b)       the IDB Business will not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be disclosed or reflected on or reserved against in a consolidated balance sheet of the IDB Business, of any kind related to, arising out of or in connection with the Seller Retained Subsidiaries.

B.                                    Absence of Undisclosed Liabilities.  [Section 3.6 of Purchase Agreement.]

(a)       The IDB Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise  required by GAAP to be disclosed, reflected on, or reserved against in a consolidated balance sheet of the IDB Subsidiaries, except for (a) liabilities disclosed, reflected on or reserved against in the GFI consolidated balance sheet as of December 31, 2013 (or the notes thereto) included the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, the Purchase Agreement or (d) liabilities that do not constitute a Material Adverse Effect.

C.                                    Absence of Certain Changes.  [Section 3.7 of Purchase Agreement.]

(a)       Since January 1, 2014 through the date hereof, (a) except as would not reasonably be expected to result in a Material Adverse Effect, the IDB Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated under the Purchase Agreement (including actions and transactions related to the Transactions) and (b) there has not been a Material Adverse Effect.

(3)         Capitalized terms used in this section of “Certain Closing Date IDB Subsidiary Representations by Buyer” have the meaning given to such terms in the Purchase Agreement unless otherwise defined herein.

Exhibit E-4

D.                                    Litigation.  [Section 3.8 of Purchase Agreement.]

(a)       Except as would not reasonably be expected to result in a Material Adverse Effect, (a) as of the date hereof, there is no Proceeding pending, threatened in writing, affecting, or, to the Knowledge of IDB Buyer, threatened against any IDB Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to any IDB Subsidiary), (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against any IDB Subsidiary and (c) there is no Proceeding pending or, to the Knowledge of IDB Buyer, threatened against any IDB Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

E.                                     Compliance with Laws.  [Section 3.9 of Purchase Agreement.]

Except as would not reasonably be expected to result in a Material Adverse Effect:

(a)       (i) each of the IDB Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “IDB Permits”), (ii) all IDB Permits are in full force and effect and none of the IDB Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of IDB Buyer, threatened and (iii) each of the IDB Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the IDB Permits; and

(b)       none of the IDB Subsidiaries is in violation of and, to the Knowledge of IDB Buyer, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization.

F.                                      Taxes.

(a)       Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)         each IDB Subsidiary has (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income and other Tax Returns required to be filed by it in respect of any Taxes, and all notifications required to be filed by it with a Taxing Authority in respect of the GFI Stock Plan, which income and other Tax Returns and notifications were true, correct and complete in all respects, (ii) duly and timely paid in full (or GFI has paid on the IDB Subsidiaries’ behalf) all Taxes shown as due on such income and other Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of each IDB Subsidiary through the date of the most recent IDB Subsidiary Financial Statements and (v) complied with all Laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all amounts required to be so withheld and paid over;

Exhibit E-5

(ii)        there (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to any IDB Subsidiary in respect of any Taxes or Tax Returns and (ii) are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between any IDB Subsidiary and any authority responsible for such Taxes or Tax Returns;

(iii)       no deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against any IDB Subsidiary (or, to the Knowledge of IDB Buyer, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and

(iv)       there are no Liens for Taxes upon any property or assets of any IDB Subsidiary, except for Permitted Liens.

G.                                    Real Property.

(a)       The IDB Subsidiaries Leased Real Property, if any, described in Section 3.15 of the GFI Disclosure Letter constitutes all the real property (including all fee and leasehold interests in real property) of the IDB Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, (i) all buildings, structures, fixtures and improvements included within the IDB Subsidiaries Leased Real Property (the “IDB Subsidiaries Improvements”) are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of IDB Buyer, there are no facts or conditions affecting any of the IDB Subsidiaries Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof and (ii) no portion of such IDB Subsidiaries Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

H.                                   Employee Benefit Plans and Related Matters; ERISA.

(a)       Schedule 3.16(a) of the GFI Disclosure Letter contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, retention, change of control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, trust, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement (collectively, the “IDB Subsidiary Benefit Plans”), if any, currently maintained or contributed to or required to be contributed to by (i) any IDB Subsidiary or (ii) any ERISA Affiliate, in any case for the benefit of any current or former employee, worker, consultant, director or member of any IDB Subsidiary.

(b)       Except as would not reasonably be expected to result in a Material Adverse Effect, in the past six years, neither the IDB Subsidiaries nor any ERISA Affiliate has maintained or contributed to or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(c)       Except as would not reasonably be expected to result in a Material Adverse Effect, no IDB Subsidiary Benefit Plan provides benefits, including death or medical benefits (whether or

Exhibit E-6

not insured), with respect to current or former employees or directors of any IDB Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of an IDB Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(d)       Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)         each IDB Subsidiary Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of IDB Buyer, no event has occurred that could reasonably be expected to result in disqualification of such IDB Subsidiary Benefit Plan;

(ii)        each of the IDB Subsidiary Benefit Plans has been operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code;

(iii)       no IDB Subsidiary has made any loans to employees in violation of Section 402 of the Sarbanes-Oxley Act.  Each transfer of funds by any IDB Subsidiary to any of its employees that was deemed a loan was when made (and at all times since has been) properly treated by the IDB Subsidiaries as such for federal income tax purposes;

(iv)       neither the execution of the Purchase Agreement nor the consummation of the Transactions will (i) result in any payment (whether of severance pay or otherwise) becoming due to any current or former employee or director of an IDB Subsidiary, (ii) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee or director of an IDB Subsidiary, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any IDB Subsidiary Benefit Plan or (iv) provide for payments that could subject any person to liability for tax under Section 4999 of the Code;

(v)        there are no pending or, to the Knowledge of IDB Buyer, threatened claims in respect of or relating to any of the IDB Subsidiary Benefit Plans, by any employee or beneficiary covered under any IDB Subsidiary Benefit Plan or otherwise involving any IDB Subsidiary Benefit Plan (other than routine claims for benefits); and

(vi)       neither any IDB Subsidiary, any IDB Subsidiary Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)       Except as would not reasonably be expected to result in a Material Adverse Effect, with respect to each IDB Subsidiary Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of any IDB Subsidiary residing outside of the U.S. (a “Foreign IDB Subsidiary Benefit Plan”): (i) all employer and employee contributions to each Foreign IDB Subsidiary Benefit Plan required by Law or by the terms of such Foreign IDB Subsidiary Benefit Plan have been

Exhibit E-7

made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign IDB Subsidiary Benefit Plan and the liability of each insurer for any Foreign IDB Subsidiary Benefit Plan funded through insurance or the book reserve established for any Foreign IDB Subsidiary Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign IDB Subsidiary Benefit Plan and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign IDB Subsidiary Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities (including tax authorities).  Schedule 3.16(a) of the GFI Disclosure Letter separately identifies each Foreign IDB Subsidiary Benefit Plan, if any, that is a defined benefit pension plan.

I.                                        Employees; Labor Matters.

(a)       Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)         no IDB Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council, nor to the Knowledge of IDB Buyer, has any IDB Subsidiary done any act which might be construed as recognition or received a request for recognition of any such body;

(ii)        none of the employees, consultants or workers of any IDB Subsidiary is represented by a labor union, other labor organization or works council and, (i) to the Knowledge of IDB Buyer, there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees, consultants or workers of any IDB Subsidiary, and there are currently no activities related to the establishment of a works council representing employees, consultants or workers of any IDB Subsidiary, (ii) no demand for recognition of any employees, consultants or workers of any IDB Subsidiary has been made by or on behalf of any labor union or labor organization in the past two years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee, consultant or worker of any IDB Subsidiary or group of employees, consultants or workers of any IDB Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years;

(iii)       there is no pending or, to the Knowledge of IDB Buyer, threatened (i) strike, lockout, work stoppage, slowdown, picketing or labor dispute or other industrial action with respect to or involving any current or former employees, directors, consultants, workers or applicants for employment of any IDB Subsidiary, and there has been no such action or event in the past three years or (ii) arbitration, or grievance against any IDB Subsidiary involving current or former employees, directors, consultants, workers, applicants for employment or any of their representatives;

(iv)       the IDB Subsidiaries are in compliance in all respects with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, and plant closings and layoffs, including, but not limited to, classification of employees, consultants, workers and independent contractors and classification of employees, consultants and workers for overtime eligibility, non-discrimination in employment, data

Exhibit E-8

protection, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of any of the IDB Subsidiaries under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding;

(v)        no employee of any IDB Subsidiary is in violation of any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with any IDB Subsidiary;

(vi)       prior to the date of the Purchase Agreement, the IDB Subsidiaries, as applicable, have satisfied any legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, works council or other organization representing employees, consultants or workers of an IDB Subsidiary, in connection with the Transactions, including the Pre-Closing Reorganization (as defined in the GFI Merger Agreement);

(vii)      no IDB Subsidiary has received any written notice of resignation from any employee, worker, director or consultant of the I Business earning in excess of $100,000 per annum that has not expired;

(viii)     other than as set forth on Schedule 6.6(a) of the GFI Merger Agreement, no IDB Subsidiary is involved in negotiations (whether with employees, consultants, workers, directors or any trade union or other representatives thereof) to vary materially the terms and conditions of employment or engagement of any of its employees, workers, directors or consultants, nor, to the Knowledge of IDB Buyer, are there any outstanding agreements, promises or offers made by any IDB Subsidiary to any of its employees, workers, directors or consultants or to any trade union or other representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, workers directors or consultants, and no IDB Subsidiary is under any contractual or other obligation to change the terms of service of any employee, worker, director or consultant;

(ix)       with respect to any employee, worker, director or consultant of the I Business earning in excess of $100,000 per annum, no IDB Subsidiary has given notice of any termination of employment in any other jurisdiction nor started consultations with any employee, worker, director, consultant or representative thereof within the 12 months preceding the date of the Purchase Agreement in relation thereto; and

(x)        there are no employees, workers, directors or consultants of any IDB Subsidiary providing services to the I Business, nor are there any employees, workers, directors or consultants of the I Business providing services to the I Business, in either case, earning in excess of $100,000 per annum that provide services pursuant to a secondment, employee lease or employee lending arrangement, whether via another IDB Subsidiary or Affiliate or a third party.

J.                                        Contracts.

(a)       Except as would not reasonably be expected to result in a Material Adverse Effect and except for the Purchase Agreement and any contract set forth on Schedule 3.19(a) of the GFI Disclosure Letter, no IDB Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under:

Exhibit E-9

(i)         any agreement relating to Indebtedness (as defined in the GFI Merger Agreement);

(ii)        any contracts under which any of the IDB Subsidiaries has advanced or loaned any Person any amounts in excess of $500,000;

(iii)       any joint venture, partnership, limited liability company, shareholder, or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iv)       any agreement relating to any strategic alliance, joint development, joint marketing, partnership or similar arrangement;

(v)        any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000;

(vi)       any agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any IDB Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by any IDB Subsidiary or (C) any current or former director or officer of any IDB Subsidiary related to voting Securities of any IDB Subsidiary;

(vii)      any agreement (including any exclusivity agreement) that purports to limit or restrict in any respect either the type of business in which any IDB Subsidiary may engage or the manner or locations in which any of them may so engage in any business or could require the disposition of any assets or line of business of any IDB Subsidiary;

(viii)     any agreement with a non-solicitation or “most-favored-nations” pricing provision that purports to limit or restrict any IDB Subsidiary;

(ix)       any agreement under which (A) any Person (other than an IDB Subsidiary) has directly or indirectly guaranteed or provided an indemnity in respect of any liabilities, obligations or commitments of any IDB Subsidiary or (B) any IDB Subsidiary has directly or indirectly guaranteed or provided an indemnity in respect of liabilities, obligations or commitments of any other Person (other than an IDB Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor or indemnity obligation is less than $1,000,000;

(x)        any other agreement or amendment thereto that would be required to be filed as an exhibit to any IDB Subsidiaries SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S—K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the IDB Subsidiaries SEC Documents filed prior to the date of the Purchase Agreement;

(xi)       any agreement under which any IDB Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights);

Exhibit E-10

(xii)      any agreement that involves expenditures or receipts of any IDB Subsidiary in excess of $1,000,000 in the aggregate per year;

(xiii)     any agreement with any Governmental Entity;

(xiv)    any agreement between or among Affiliates of IDB Buyer;

(xv)     any agreement purporting to impose confidentiality or non-disclosure obligations on any IDB Subsidiary;

(xvi)    any Lease for the IDB Subsidiaries Leased Real Property, and any other agreement that relates in any way to the occupancy or use of any of the IDB Subsidiaries Leased Real Property; or

(xvii)   any agreement the termination or breach of which or the failure to obtain consent in respect of constitutes a Material Adverse Effect.

(b)       Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no IDB Subsidiary is in breach or violation of, or in default under, any agreement, commitment, arrangement or plan, whether written or oral listed or required to be listed in Section 3.19(a) of the GFI Disclosure Letter with respect to the IDB Subsidiaries (together with the IDB Subsidiary License Agreements, the “IDB Subsidiary Contracts”) and (ii) to the Knowledge of IDB Buyer, no event has occurred which would result in a breach or violation of, or a default under, any IDB Subsidiary Contract (in each case, with or without notice or lapse of time or both).

K.                                   Environmental Laws and Regulations.

(a)       Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)         each IDB Subsidiary has complied and is in compliance in all respects with all applicable Environmental Laws (as defined in the GFI Merger Agreement) and has obtained and is in compliance in all respects with all Environmental Permits (as defined in the GFI Merger Agreement);

(ii)        no notice of violation, notification of liability, demand, request for information, citation, summons or order relating to or arising out of any Environmental Law (as defined in the GFI Merger Agreement) has been received by any IDB Subsidiary;

(iii)       no complaint has been filed, no penalty or fine has been assessed or, to the Knowledge of IDB Buyer, is threatened and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of IDB Buyer, threatened by any Person involving any IDB Subsidiary, relating to or arising out of any Environmental Law (as defined in the GFI Merger Agreement);

(iv)       no Release (as defined in the GFI Merger Agreement) or threatened Release of Hazardous Substances (as defined in the GFI Merger Agreement) has occurred at, on, above, under or from any properties currently or, to the Knowledge of IDB Buyer, formerly owned, leased, operated or used by any IDB Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any cost, liability or obligation of any IDB Subsidiary under any Environmental Law (as defined in the GFI Merger Agreement); and

Exhibit E-11

(v)        there are no circumstances, actions, activities, conditions, events or incidents that could reasonably be expected to result in any liability or obligation against any IDB Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by any IDB Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release (as defined in the GFI Merger Agreement) or threatened Release (as defined in the GFI Merger Agreement) of Hazardous Substances (as defined in the GFI Merger Agreement) at any location regardless of whether such location was or is owned or operated by any IDB Subsidiary.

(b)       The IDB Subsidiaries have provided to Administrative Agent all material environmental site assessments, audits, reports, investigations and studies in the possession, custody or control of any IDB Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by any IDB Subsidiary or otherwise relating to any IDB Subsidiary’s compliance with Environmental Laws (as defined in the GFI Merger Agreement).

L.                                     Insurance Coverage.

(a)       All insurance policies of the IDB Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, except for such failures to be in full force and effect that constitute a Material Adverse Effect.  Except as would not reasonably be expected to result in a Material Adverse Effect, no IDB Subsidiary is in breach of or default under, and, to the Knowledge of IDB Buyer, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

M.                                 Foreign Corrupt Practices Act and International Trade Sanctions.

(a)       Except as would not reasonably be expected to result in a Material Adverse Effect, none of the IDB Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses (i) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law (including the United Kingdom Bribery Act 2010 or any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (ii) violated or operated in noncompliance, in any respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, including the regulations enacted by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC’s Specially Designated Nationals and Blocked Persons List.

N.                                    Intellectual Property.

(a)       (4)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) an IDB Subsidiary is the sole and exclusive owner of, free and clear of all Liens

(4)         Disclosure of IP registered with the US PTO, US Copyright Office, United Kingdom Patent Office and the European Community Trademark Office will be set forth on schedules to the security agreement.

Exhibit E-12

(except Permitted Liens), or has a valid right to use in its business as currently conducted or currently proposed to be conducted, all of the Intellectual Property that is material to the business of the IDB Subsidiaries, (ii) the IDB Subsidiary Registered Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned, and (iii) no current or former partner, director, officer or employee of any IDB Subsidiary (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any IDB Subsidiary Owned Intellectual Property.

(b)       Except as would not be reasonably expected to result in a Material Adverse Effect, (i) within the past three years, there have been no filed, pending, or to the Knowledge of the IDB Buyer, threatened (including in the form of offers or invitations to obtain a license) claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of any IDB Subsidiary infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party, or challenging any IDB Subsidiary’s ownership or use of, or the validity, enforceability or registrability of, any IDB Subsidiary Owned Intellectual Property.

(c)       Except as would not be reasonably expected to result in a Material Adverse Effect, the conduct of the business of the IDB Subsidiaries as conducted by the IDB Subsidiaries (or any predecessors in interest) in the past three years, as currently conducted or currently proposed to be conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate, or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated, or otherwise violated, any Intellectual Property rights of any other Person.

(d)       To the Knowledge of IDB Buyer, no third party is misappropriating, infringing, diluting or violating any IDB Subsidiary Owned Intellectual Property, except to the extent such misappropriations, infringements, dilutions or violations would not reasonably be expected to result in a  Material Adverse Effect. No claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of IDB Buyer, threatened against any third party by any IDB Subsidiary, except to the extent they would not reasonably be expected to result in a Material Adverse Effect.

(e)       Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the IDB Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets owned or held by the IDB Subsidiaries, including requiring its employees and other parties having access thereto to execute written nondisclosure agreements, and (ii) to the Knowledge of IDB Buyer, no third party to any nondisclosure agreement with any IDB Subsidiary is in breach, violation or default thereof.

(f)        To the Knowledge of IDB Buyer, each current and former consultant and individual that has delivered, developed, contributed to, modified or improved Intellectual Property owned or purported to be owned by any IDB Subsidiary has executed an agreement assigning to such IDB Subsidiary all of such consultant’s and individual’s rights in such development, contribution, modification or improvement, except as would not reasonably be expected to result in a Material Adverse Effect.

(g)       Except as would not reasonably be expected to result in a Material Adverse Effect, no IDB Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires, or has as a condition of its use or distribution, the disclosure, licensing, or distribution of any Software source code owned by an IDB Subsidiary or (ii) otherwise imposes an obligation to distribute any Software source code owned by an IDB Subsidiary on a royalty-free basis.

Exhibit E-13

(h)                     Except as would not reasonably be expected to result in a Material Adverse Effect, the IDB Subsidiaries have established and maintained a commercially reasonable privacy policy and have been in compliance with (i) such policy, (ii) all written statements by an IDB Subsidiary relating to the privacy or security of Personal Information gathered, used, held for use or accessed in the course of the operations of its business and (iii) all applicable federal, state, local and foreign Laws and regulations relating to privacy, data protection, export and the collection and use of Personal Information and user information gathered, used, held for use or accessed in the course of the operations of its business. Except as would not reasonably be expected to result in a Material Adverse Effect, no claims have been asserted or, to the Knowledge of IDB Buyer, threatened against an IDB Subsidiary alleging a violation of any Person’s privacy or Personal Information or data rights and the consummation of the Transactions will not constitute a breach or otherwise cause any violation of any Law related to privacy, data protection, or the collection and use of Personal Information gathered, used, held for use or accessed on or on behalf of an IDB Subsidiary in the conduct of its business.

(i)                         Except as would not reasonably be expected to result in a Material Adverse Effect, the IDB Subsidiaries have taken commercially reasonable measures to protect against unauthorized access to, or use, modification or misuse of, Personal Information and trade secrets collected and owned or held by an IDB Subsidiary, or any information technology systems used by or on behalf of an IDB Subsidiary.  To the Knowledge of IDB Buyer, there has not been any unauthorized disclosure or use of, or access to, any such Personal Information, trade secret or information technology systems, except as would not reasonably be expected to result in a Material Adverse Effect.

The Software authored by an IDB Subsidiary does not, and, to the Knowledge of IDB Buyer, any other Software that is used in the business of the IDB Subsidiaries does not, contain any Contaminants, and the IDB Subsidiaries have taken reasonable efforts to protect the computer systems (including computer and telecommunications hardware, and Software) owned, leased or used by, or licensed to, any IDB Subsidiary from Contaminants, except as would not reasonably be expected to result in a Material Adverse Effect.

III.                              Certain Closing Date Representations by Seller(5)

To the extent made, and at the times made, pursuant to the Purchase Agreement, the representations and warranties made by the Seller in Sections 4.1 (Organization), 4.2 (Authorization; Board Approval), 4.3 (No Violations) and 4.4 (Litigation) of the Purchase Agreement, are fully incorporated herein and deemed to be made hereunder.

IV.                               Additional Defined Terms

Capitalized terms used in this Exhibit E have the meaning given to such terms in the Purchase Agreement and the Section references contained in this Exhibit E are references to the corresponding Section in the Purchase Agreement.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any IDB Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges not yet due and payable and Liens for Taxes and other governmental charges being contested in good faith and for

(5)         Capitalized terms used in this section of “Certain Closing Date Representations by Seller” have the meaning given to such terms in the Purchase Agreement unless otherwise defined herein.

Exhibit E-14

which adequate reserves have been established in accordance with GAAP in the IDB Subsidiary Financial Statements, (ii) inchoate mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or that are being contested in good faith, (iii) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality that are not substantial in amount and do not, individually or in the aggregate, materially impair the use or value of the property subject thereto, (iv) non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practices and (v) any other Liens (a) for which adequate reserves have been established in accordance with GAAP in the IDB Subsidiary Financial Statements for the most recent fiscal period ended prior to the date hereof or (B) which are incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the IDB Subsidiaries as currently conducted or currently proposed to be conducted.

“IDB Subsidiary Registered Intellectual Property” means all U.S. and foreign (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) material Software which, in the case of each of the foregoing, are owned by an IDB Subsidiary.

“IDB Subsidiary License Agreements” means all material agreements to which an IDB Subsidiary is a party or is otherwise bound, including agreements (i) granting or obtaining any right to use or practice any rights under any Intellectual Property, (ii) restricting any IDB Subsidiary’s right to use or register any Intellectual Property, or (iii) permitting or agreeing to permit any other Person to use, enforce or register any Intellectual Property, including license agreements, coexisting agreements and covenants not to sue, but excluding any IT vendor agreements that are not primarily licenses for Software or other Intellectual Property,  any customer agreements, and any “shrink-wrap” or “click-wrap” agreements for off-the-shelf commercially available software.

“IDB Subsidiary Financial Statements” means the consolidated financial statements of the IDB Subsidiaries included in the IDB Subsidiaries (or any parent of the IDB Subsidiaries into which the IDB Subsidiaries are consolidated) SEC Documents together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP, the independent auditors of the IDB Subsidiaries for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“IDB Subsidiaries Leased Real Property” means all real property interests leased by any of the IDB Subsidiaries.

“Contaminants” means any undocumented code, disabling mechanism or protection feature designed to prevent its use, including any undocumented clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, back door (including capabilities that permit non-administrative users to gain unrestricted access or administrative rights to Software or that otherwise bypasses security or audit controls), time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage, or disable Software or data, other software operating systems, computers or equipment with which the Software interacts.

“Software” means computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and

Exhibit E-15

compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing.

“Open Source Software” means computer software that is distributed as “free software,” “open source software” or under a “copyleft” agreement or is otherwise subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such computer software that such item, (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributed at no or minimal charge.

“Personal Information” means information from or about an individual person or device the use, aggregation, holding or management of which is restricted under any applicable Law, including an individual person’s or device’s (i) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier and any other data used or intended to be used to identify, contact or precisely locate a person) and (ii) Internet Protocol address or other persistent identifier.

“IDB Subsidiary Intellectual Property” means Intellectual Property owned by the IDB Subsidiaries.

Exhibit E-16